Exhibit 10.2

*** Certain identified information has been excluded from this exhibit because it is both not material and the type the registrant treats as private or confidential

CLINICAL CO-DEVELOPMENT AGREEMENT

This Clinical Co-Development Agreement (“Agreement”), entered into as of February 26, 2021 (the “Effective Date”), is by and between Phio Pharmaceuticals Corp., a Delaware corporation, having its principal offices at 257 Simarano Dr., Marlborough, MA 01752 (“Phio”), and AgonOx, Inc., an Oregon corporation, having its principal offices at 4805 NE Glisan St., Portland, OR 97213 (“AgonOx”). Phio and AgonOx may be referred to herein each individually as a “Party” and collectively as the “Parties.”

WHEREAS, Phio and AgonOx have expertise in certain development activities as set forth herein;

WHEREAS, Phio and AgonOx desire to collaborate to co-conduct a Phase I/II Clinical Trial (as hereinafter defined) in the United States to evaluate the safety and efficacy of the Product (as hereinafter defined) and DP TIL (as hereinafter defined) for the Indication (as hereinafter defined) with the objective of achieving the Phase I/II Success Criteria (as hereinafter defined) upon the terms as set forth herein;

WHEREAS, Phio and AgonOx desire to enter into this Agreement to govern research and development activities related to the Product, and the protection of confidential information and other proprietary materials, information and intellectual property developed during, such collaboration; and

NOW THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.     DEFINITIONS.

1.1.          Defined Terms. Initially capitalized terms will have the meaning ascribed to such terms in this Agreement, including the following terms which will have the following respective meanings:

1.1.1.	“AAA” has the meaning ascribed to such term in Section 13.9.2.

1.1.2.	“Additional CMC Activities” has the meaning ascribed to such term in Section 5.1.2.

1.1.3.	“Advance” has the meaning ascribed to such term in Section 2.2.2.

1.1.4.       “Affiliate” means, with respect to a Party, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” mean (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise; or (b) the ownership, directly or indirectly, of fifty percent (50%) or more of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).

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1.1.5.	“Agreement” has the meaning ascribed to such term in the Preamble.

1.1.6.       “Applicable Law” means the applicable laws, rules and regulations, including any rules, regulations, guidelines, or other requirements of any Governmental Authorities (including any Regulatory Authorities), that may be in effect from time to time in any country or regulatory jurisdiction, including GCP and GMP. For clarity, Applicable Law will include all laws, regulations and guidelines, including all applicable ICH guidelines applicable to the countries in which the Phase I/II Clinical Trial is being conducted.

1.1.7.	“Approved CRO” has the meaning ascribed to such term in Section 2.5.

1.1.8.	“Approved Vendor” has the meaning ascribed to such term in Section 2.5.

1.1.9.	“Approved Vendor Agreement” has the meaning ascribed to such term in Section 2.5

1.1.10.	“AgonOx” has the meaning ascribed to such term in the Preamble.

1.1.11.     “AgonOx Background IP” means Intellectual Property under the Control of AgonOx that was developed or acquired (other than from Phio) by AgonOx prior to the Effective Date or independently and outside the activities contemplated by this Agreement without reference to or use of Phio’s Confidential Information or Background IP, and in each case that is necessary for Phio to perform its obligations under this Agreement. For clarity, AgonOx Background IP shall include intellectual property covering DP TIL.

1.1.12.     “AgonOx Development Activities” means those Development Activities to be conducted by or on behalf of AgonOx, its Affiliates, Approved CROs or Approved Vendors, in accordance with the Clinical Development Plan

1.1.13.     “AgonOx DP TIL Net Sales” means all gross revenue derived through AgonOx, licensee or sublicensees or any assignee of AgonOx Background IP covering DP TIL from its use or exploitation of DP TIL. Net Sales excludes the following items (but only as they pertain to the making, using, importing, or selling of DP TIL; are included in gross revenue; and are separately billed):

(A)	import, export, excise and sales taxes, and custom duties;

(B)	costs of insurance, packing, and transportation from the place of manufacture to the customer’s premises or point of installation;

(C)	costs of installation at the place of use; and

(D)	credit for returns, allowances, or trades.

1.1.14.     “AgonOx FTE Costs” means the full-time equivalent hours worked by AgonOx employees or contractors that are specifically identifiable or reasonably allocable to the conduct of AgonOx’s Development Activities under the Clinical Development Plan.

1.1.15.     “AgonOx Intellectual Property” means Intellectual Property invented, developed, generated or conceived or otherwise arising based exclusively on AgonOx Background IP or created exclusively by AgonOx or any of its Affiliates, agents, or representatives in connection with this Agreement (without reference to any Phio Background IP, Phio Intellectual Property, or INTASYL PH-762 ). For clarity, any Intellectual Property invented, developed, generated or conceived by either Party (or its Affiliates) that relates to DP TIL (and not INTASYL PH-762 ) shall be AgonOx Intellectual Property.

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1.1.16.     “AgonOx Licensing Event” means any sale, license, sublicense, or other transfer of rights granted by AgonOx to any Third Party for its use or exploitation of any DP TIL Data.

1.1.17.     “AgonOx Licensing Revenue” means any payments, including upfront payments and milestone payments, but excluding any payments received as reimbursements for Development Costs or for AgonOx FTE Costs, received by AgonOx in exchange for any sale, license, sublicense, or other transfer of rights granted by AgonOx to any Third Party for its use or exploitation of any DP TIL Data.

1.1.18.	“AgonOx Patent” means any Patent within the AgonOx Intellectual Property.

1.1.19.     “Business Day” means a day that is not a Saturday, Sunday or a day on which banking institutions in (a) London, England, (b) New York, NY, United States or (c) Mölndal, Sweden are required or permitted by Applicable Law to remain closed.

1.1.20.	“Budget” and “Budget Limit” have the meanings ascribed to such terms in Section 2.2.1.

1.1.21.	“CAPA” has the meaning ascribed to such term in Section 5.2.1.5.

1.1.22.	“Claim” means any claim, demand, suit or cause of action.

1.1.23.	“Clinical Development Plan” has the meaning ascribed to such term in Section 2.3.1.

1.1.24.	“Clinical Development Plan Outline” has the meaning ascribed to such term in Section 2.3.1 and as set forth in Schedule 2.

1.1.25.     “Clinical Trial” means the Phase I/II Clinical Trial as described in the Clinical Development Plan and in accordance with the Protocol.

1.1.26.     “Clinical Trial Data” means all data (including raw data) and results collected, generated or otherwise resulting from the Phase I/II Clinical Trial, including any and all data collected and maintained in the Trial Databases and Trial Master Files in accordance with Section 2.8.

1.1.27.	“Clinical Trial Registries” has the meaning ascribed to such term in Section 3.3.

1.1.28.	“CMC” means chemistry, manufacturing and controls.

1.1.29.     “CMC Information” means the CMC information required for the submission of a CTA or an IND, as applicable.

1.1.30.     “Commercially Reasonable Efforts” means, with respect to the performance of activities under this Agreement, such reasonably diligent and good faith efforts and resources (which shall include the assignment of appropriate personnel to the activities and project management designed to achieve the Timeline, as applicable) that a Party and its Affiliates would typically devote to such activities under similar circumstances for products of similar market potential at a similar stage in development or product life with similar market potential at a similar stage in development, taking into account efficacy, safety, approved labeling, the then- current competitive environment (based on market conditions then prevailing) and all other relevant scientific, commercial and other factors that a Party and such Affiliates would normally take into account in similar circumstances for products of similar market potential at a similar stage in development or product life.

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1.1.31.     “Confidential Information” means all Know-How and other information and materials not generally available to the public that is provided or disclosed (including in written form, electronic form or otherwise) by, or on behalf of, either Party or any of its Affiliates to the other Party, its Affiliates, agents or representatives in connection with this Agreement, including Manufacturing, Proprietary CMC Information, pricing, distribution, cost and sales data and descriptions.

1.1.32.     “Control” or “Controlled” means (a) for Intellectual Property, a Party has sufficient rights to grant the applicable licenses, sublicenses or other rights to the other Party as set forth herein, and (b) for materials and documents, a Party has sufficient rights to provide the other Party with, or provide the other Party with access to, such materials or documents, as contemplated herein, in each case, without violating any contractual obligations to a Third Party.

1.1.33.	“CRO” means contract research organization.

1.1.34.	“CRO Agreement” has the meaning ascribed to such term in Section 2.5.

1.1.35.     “CTA” means a clinical trial application submitted to a Regulatory Authority, the submission and approval of which is necessary to initiate or conduct clinical testing of a pharmaceutical product in humans in the applicable jurisdiction, including in the United States, an IND.

1.1.36.     “Develop” means, with respect to the Product and DP TIL, those activities that are necessary or useful to research and develop the Product and DP TIL to obtain and maintain the CTA for the Phase I/II Clinical Trial, and Regulatory Approval(s) for the IND including research, analysis, testing, pre-clinical activities, clinical trial, supporting Manufacturing activities and related regulatory activities.

1.1.37.	“Development” shall have a correlative meaning to Develop.

1.1.38.     “Development Activities” means, with respect to a given Party, those activities conducted by such Party, its Affiliates or Third Party subcontractors as specified in the Clinical Development Plan in accordance therewith.

1.1.39.     “Development Costs” means the internal and external costs of a Party that are specifically identifiable or reasonably allocable to the conduct of such Party’s Development Activities under the Clinical Development Plan, including AgonOx FTE Costs.

1.1.40.     “Development Term” means the period commencing on the Effective Date and ending on the date on which all Development Activities have been completed, including completion or early termination of the Phase I/II Clinical Trial, as marked by the completion and archival of a full Trial Master File.

1.1.41.	“Disclosing Party” has the meaning ascribed to such term in Section 7.1.

1.1.42.	“Dispute” has the meaning ascribed to such term in Section 13.9.

1.1.43.	“DP TIL” means AgonOx’s proprietary double-positive CD8 tumor infiltrating lymphocytes.

1.1.44.	“DP TIL Data” means the subset of the Clinical Trial Data that relates to DP TIL.

1.1.45.     “DP TIL Manufacturer” means the party (either AgonOx or Providence Cancer Institute as mutually agreed upon by the Parties) that will Manufacture DP TIL.

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1.1.46.	“DP TIL Payments” has the meaning ascribed to such term in Section 6.1.

1.1.47.	“Effective Date” has the meaning ascribed to such term in the Preamble.

1.1.48.	“EMA” means the European Medicines Agency and any successor agency thereto.

1.1.49.     “FDA” means the United States Food and Drug Administration and any successor Regulatory Authority in the United States, as applicable.

1.1.50.	“FDA Regulation” has the meaning ascribed to such term in Section 3.6.5.

1.1.51.	“Financial Audit” has the meaning ascribed to such term in Section 6.5.

1.1.52.     “Good Clinical Practices” or “GCP” means all applicable good clinical practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of clinical trials promulgated and published by FDA, EMA or any other applicable Regulatory Authorities having jurisdiction over the Development, Manufacture or Commercialization of INTASYL PH-762 , DP TIL, or the Product, as applicable, pursuant to its regulations, guidelines or otherwise, including, as applicable, (a) the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (“ICH”) Harmonised Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for clinical trials on medicinal products in the EU; and (b) the equivalent Applicable Law in any relevant country, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

1.1.53.     “Good Pharmacovigilance Practices” or “GPV” means all applicable good pharmacovigilance practices promulgated and published by FDA, EMA or any other Regulatory Authorities having jurisdiction over the Development, Manufacture or Commercialization of INTASYL PH-762 , DP TIL, or the Product, as applicable, pursuant to its regulations, guidelines or otherwise, including as applicable, major pharmacovigilance process and product and/or population specific considerations as defined in (a) European Commission Regulation code relating to medicinal products for human use, Directives 2010/84/EU and 2012/26/EU respectively, as well as by the Commission Implementing Regulation (EU) No 520/2012 on the Performance of Pharmacovigilance Activities Provided for in Regulation (EC) No 726/2004 and Directive 2001/83/EC, Title IX of the Directive, Article 108a (a) of Directive 2001/83/EC, and principles detailed in the ICH guidelines for pharmacovigilance as well as (b) principles detailed in the United States 21 CFR and Guidance for Industry Good Pharmacovigilance Practices and Pharmacoepidemiological Assessment.

1.1.54.     “Government Official” means (a) any elected or appointed government official (e.g., a member of a ministry of health); (b) any employee or person acting for or on behalf of a government official, agency, or enterprise performing a governmental function; (c) any non- United States political party officer, employee, or person acting for or on behalf of a non-United States political party or candidate for public office; (d) any employee or person acting for or on behalf of a public international organization; (e) all government employees and employees of state-owned enterprises; or (f) any person otherwise categorized as a government official under local law; where “government” is meant to include all levels and subdivisions of non-United States governments (i.e., local, regional, or national and administrative, legislative, or executive).

1.1.55.     “Governmental Authority” means any supranational, federal, national, state or local court, agency, authority, department, regulatory body or other governmental instrumentality.

1.1.56.	“ICH” has the meaning ascribed to such term in Section 1.1.48.

1.1.57.	“IDMC” means the independent data monitoring committee.

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1.1.58.     “IND” means an Investigational New Drug Application submitted under the United States Federal Food, Drug, and Cosmetic Act, as amended, and the rules and regulations promulgated thereunder, or an analogous application or submission with any analogous agency or Regulatory Authority outside of the United States for the purposes of obtaining permission to conduct clinical trials, including an Investigational Medicinal Product Dossier.

1.1.59.     “Indication” means the treatment of patients with melanoma, head and neck cancer or other solid malignancies.

1.1.60.     “Informed Consent” means the master form of informed consent document for each Phase I/II Clinical Trial.

1.1.61.     “INTASYL PH-762” means Phio’s proprietary self-delivering RNAi (INTASYL™) targeting PD-1 gene expression.

1.1.62.     “IST Agreement” means the investigator sponsored trial agreement or clinical trial agreement with the Principal Investigator and the Site for the Phase I/II Clinical Trial.

1.1.63.     “Intellectual Property” means any and all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: any patents, patent applications, copyrights, trade secrets, technical information, designs, drawings, processes, algorithms, procedures, formulae, test data, know-how, improvements, plans (engineering or otherwise), or any other compilation of information whatsoever, whether or not in written form and whether or not marked confidential, secret, or the like, which are not generally available to the public or for use by the public.

1.1.64.	“IRB” means institutional review board.

1.1.65.     “Joint Intellectual Property” means Intellectual Property invented, developed, generated or conceived or otherwise arising from the Phase I/II Clinical Trial or the performance of Development Activities in accordance with the Clinical Development Plan, that is not Phio Background Intellectual Property, Phio Intellectual Property, AgonOx Background Intellectual Property, or AgonOx Intellectual Property. For clarity, any Intellectual Property invented, developed, generated or conceived by either Party (or its Affiliates) that relates to the Product (and not DP TIL alone or INTASYL PH-762 alone) shall be Joint Intellectual Property.

1.1.66.	“Joint Patent” means any Patent within the Joint Intellectual Property.

1.1.67.	“JSC” has the meaning ascribed to such term in Section 4.1.

1.1.68.	“JSC Chairperson” has the meaning ascribed to such term in Section 4.1.

1.1.69.	“JSC Representative(s)” has the meaning ascribed to such term in Section 4.1.

1.1.70.     “Know-How” means all proprietary technical information and know-how, including data, results, inventions, discoveries, trade secrets, specifications, instructions, processes, methods, protocols, procedures, formulae, techniques, practices, ideas, skills, expertise, designs, drawings, computer programs, apparatuses, materials, and other technology applicable to formulations, compositions or products or to their manufacture, development, registration, use or marketing or processes for their manufacture, formulations containing them or compositions incorporating or comprising them, and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data and information.

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1.1.71.	“License Payments” has the meaning ascribed to such term in Section 6.1.

1.1.72.     “Manufacture” or “Manufacturing” means those activities related to the production, manufacture, processing, filling, finishing, assembly, packaging and labelling, shipping and holding of INTASYL PH-762 , DP TIL, or Product, as applicable, or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control, in each case, as required in the context of this Agreement.

1.1.73.	“Material Safety Concern” has the meaning ascribed to such term in Section 3.5.1.

1.1.74.	“Minimum Enrollment Rate” has the meaning ascribed to such term in Section 2.6.2.

1.1.75.	“Opt-Out” has the meaning ascribed to such term in Section 8.2.4.

1.1.76.	“Party” or “Parties” has the meaning ascribed to such term in the Preamble.

1.1.77. “Patents” means any and all (a) U.S. or foreign patent applications, including all provisional and priority applications, substitutions, continuations, continuations-in-part, divisions, renewals, and all patents granted thereon, (b) all U.S. or foreign patents, registrations, invention certificates, renewals, reissues, revalidations, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof, and (c) any other form of government-issued right substantially similar to any of the foregoing.

1.1.78.	“Phio” has the meaning ascribed to such term in the Preamble.

1.1.79.     “Phio Background IP” means Intellectual Property under the Control of Phio that was developed or acquired (other than from AgonOx) by Phio prior to the Effective Date or independently and outside the activities contemplated by this Agreement without reference to or use of AgonOx’s Confidential Information or Background IP, and in each case that is necessary for AgonOx to perform its obligations under this Agreement. For clarity, Phio Background IP shall include intellectual property covering INTASYL, INTASYL PH-762 and Phio’s self-delivering RNAi therapeutic platform.

1.1.80.     “Phio Development Activities” means those Development Activities to be conducted by or on behalf of Phio, its Affiliates, Approved CRO or Approved Vendors in accordance with the Clinical Development Plan.

1.1.81.     “Phio Intellectual Property” means Intellectual Property invented, developed, generated or conceived or otherwise arising based exclusively on Phio Background IP or created exclusively by Phio or any of its Affiliates, agents, or representatives in connection with this Agreement (without reference to any AgonOx Background IP, AgonOx Intellectual Property, or DP TIL). For clarity, any Intellectual Property invented, developed, generated or conceived by either Party (or its Affiliates) that relates to INTASYL PH-762 (and not DP TIL) shall be Phio Intellectual Property.

1.1.82.	“Phio Patent” means any Patent within the Phio Intellectual Property.

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1.1.83.     “Phio Net Sales” means all gross revenue derived through Phio, licensee or sublicensees from its use or exploitation of INTASYL PH-762 , the Product, or Product Data.

Net Sales excludes the following items (but only as they pertain to the making, using, importing, or selling of INTASYL PH-762 , the Product, or Product Data; are included in gross revenue; and are separately billed):

(A)	import, export, excise and sales taxes, and custom duties;

(B)	costs of insurance, packing, and transportation from the place of manufacture to the customer’s premises or point of installation;

(C)	costs of installation at the place of use; and

(D)	credit for returns, allowances, or trades.

1.1.84.     “Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority.

1.1.85.     “Personally Identifiable Information” means any information relating to an identified or, in combination with other information, identifiable person or persons captured in an electronic or hardcopy format, including such information as it relates to Subjects (including key- coded patient data), physicians, clinicians, healthcare professionals, consultants, or other persons participating in the Phase I/II Clinical Trial, and any equivalent definition in the Applicable Law to the extent that such definition is broader than that provided here. For clarity, Personally Identifiable Information will include the initials of each Subject.

1.1.86.     “Phase I Clinical Trial” means a human clinical trial, the principal purpose of which is a preliminary determination of the metabolism and pharmacologic actions of a product in humans, the side effects associated with increasing doses or a similar clinical study prescribed by the Regulatory Authorities, from time to time, pursuant to Applicable Law or otherwise, including the trials referred to in 21 C.F.R. § 312.21(a).

1.1.87.     “Phase II Clinical Trial” means a human clinical trial, the principal purpose of which is a preliminary determination of safety and efficacy and identifying the optimal dose(s) for a product in a Phase III clinical trial or pivotal trial in the target patient population or a similar clinical study prescribed by the Regulatory Authorities, from time to time, pursuant to Applicable Law or otherwise, including the trials referred to in 21 C.F.R. § 312.21(b).

1.1.88.     “Phase I/II Clinical Trial” means a human clinical trial, combining the principles of a Phase I Clinical Trial and a Phase II Clinical Trial in which the safety, side effects, and best dose of Product and DP TIL in the Indication is being tested, as prescribed by the Regulatory Authorities, from time to time, pursuant to Applicable Law or otherwise, including the trials referred to in 21 C.F.R. § 312.21(b).

1.1.89.     “Phase I/II Success Criteria” means the success criteria for the Product for the Phase I/II Clinical Trial as set forth in the Clinical Development Plan.

1.1.90.	“Pre-IND Meeting” has the meaning ascribed to such term in Section 3.1.

1.1.91.	“Principal Investigator” means the principal investigator at the Site.

1.1.92.	“Product” means DP TIL pretreated with INTASYL PH-762 .

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1.1.93.     “Product Data” means the subset of the Clinical Trial Data that relates to the Product and not to DP TIL alone.

1.1.94.     “Product Manufacturer” means the party (either AgonOx or Providence Cancer Institute as mutually agreed upon by the Parties) that will Manufacture the Product.

1.1.95.     “Proprietary CMC Information” means Phio’s highly proprietary processes used by Phio (or any of its Affiliates) to Manufacture INTASYL PH-762 (or any components of thereof) and AgonOx’s highly proprietary processes used by AgonOx (or any of its Affiliates) or an Approved CRO to Manufacture DP TIL (or any components of thereof) and the highly proprietary processes used by the Product Manufacturer to Manufacture the Product.

1.1.96.	“Protocol” has the meaning ascribed to such term in Section 2.4.1.

1.1.97.     “Providence Cancer Institute” means Providence Cancer Institute, a non-profit corporation, having its principal offices at 4805 NE Glisan, Portland, OR 97213.

1.1.98.	“Publication” has the meaning ascribed to such term in Section 7.6.

1.1.99.	“Receiving Party” has the meaning ascribed to such term in Section 7.1.

1.1.100.  “Reference Safety Information” means a list of medical terms detailing the adverse reactions that are expected for the Product, as applicable; provided that, as it applies to conduct of a Clinical Trial, the list details serious adverse reactions (SARs) that are expected for such Product, as applicable, and is to be used by investigators as a reference point when assessing a SAR to determine whether it is a suspected unexpected serious adverse reaction.

1.1.101.  “Regulatory Approval” means all approvals necessary for the Manufacture of the Product and DP TIL for the Indication in the United States (including an IND), which may include satisfaction of all applicable regulatory and notification requirements.

1.1.102.  “Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable Governmental Authority involved in granting approval to initiate or conduct clinical testing in humans, or any regulatory approval to manufacture, market, import or sell a pharmaceutical product in such country or jurisdiction, including the FDA and the EMA, as applicable.

1.1.103.	“Regulatory Strategy” has the meaning ascribed to such term in Section 3.1.

1.1.104.   “Site” means the study site, Providence Cancer Institute, for a Phase I/II Clinical Trial, to be approved by the JSC in accordance with Section 2.7.

1.1.105.	“Subject” means any human subject enrolled in a Phase I/II Clinical Trial.

1.1.106.	“Target Enrollment Rate” has the meaning ascribed to such term in Section 2.6.2.

1.1.107.  “Tax” means any form of tax or taxation, levy, duty, charge, social security charge, contribution, or withholding of whatever nature (including any related fine, penalty, surcharge or interest) imposed by, or payable to, a Tax Authority.

1.1.108.  “Tax Authority” means any government, state or municipality, or any local, state, federal or other fiscal, revenue, customs, or excise authority, body or official anywhere in the world, authorized to levy Tax.

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1.1.109.	“Term” has the meaning ascribed to such term in Section 12.1.

1.1.110.   “Third Party” means any Person other than Phio, AgonOx and their respective Affiliates.

1.1.111.	“Timeline” has the meaning ascribed to such term in Section 2.1.1.

1.1.112.	“Trial Database” has the meaning ascribed to such term in Section 2.8.1.

1.1.113.	“Trial Master File” has the meaning ascribed to such term in Section 2.8.1.

1.1.114.   “TIL(s)” means autologous human polyclonal T-cell populations derived from solid tumors and consisting primarily of human T-cells and substantially free of natural killer (NK) cells, dendritic cells (DC) and macrophages, which are not manipulated for specific neoantigen reactivity by genetic modifications or other methods.

1.1.115.   “United States” means the United States of America, its territories and possessions, including Puerto Rico.

1.1.116.   “VAT” means value added taxes, sales taxes, consumption taxes and other similar taxes required by law to be disclosed on the invoice.

1.2.           Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto. References to the terms “Section,” or “Schedule” are to a Section or Schedule of this Agreement unless otherwise specified. The terms “hereof,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement. The word “or” will not be exclusive. References to “written” or “in writing” include in electronic form. The word “will” will be construed to have the same meaning and effect as the word “shall”. A reference to any Person includes such Person’s successors and permitted assigns.

1.3.           Conflicts. In the event of any conflict between the terms of this Agreement, a Protocol or any other Schedule, such Protocol will control (as applicable), followed by the terms of this Agreement, and followed by any applicable other Schedule.

2.     DEVELOPMENT.

2.1.           Development Activities.

2.1.1.        Timeline. The timeline for conducting the Development Activities for the Phase I/II Clinical Trial will be set forth in the Clinical Development Plan (a “Timeline”). In conducting the Phase I/II Clinical Trial, each Party will use Commercially Reasonable Efforts to complete each activity by the date specified in the applicable Timeline, any such Development Activities so specified for AgonOx shall be referred to as “AgonOx Development Activities” and for Phio as “Phio Development Activities.” Each Party will notify the JSC in writing, and shall discuss at the next JSC meeting, (a) any material changes to any Timeline for such Party’s Development Activities and (b) any achievement of a material timeline milestone for such Party’s Development Activities in the applicable Timeline.

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2.1.2.        AgonOx Development Activities. AgonOx will complete the AgonOx Development Activities in accordance with this Agreement and the Clinical Development Plan.

2.1.3.        Phio Development Activities. Phio will complete the Phio Development Activities in accordance with this Agreement and the Clinical Development Plan.

2.2.           Development Costs.

2.2.1.         The budget for Development Costs incurred through performance of any AgonOx Development Activities in accordance with this Agreement and the Clinical Development Plan (“Budget”) will be set forth in the Clinical Development Plan. Upon mutual agreement of the Parties, certain Development Costs may be specified on a per Subject basis for Subjects treated in the Phase I/II Clinical Trial. For clarity, the Budget for the Phase I/II Clinical Trial shall not exceed four million dollars ($4,000,000) (“Budget Limit”), unless the Parties otherwise agree in writing. AgonOx’s financial obligation for the performance of its obligations under the Clinical Development Plan, in accordance with Sections 2.2.4 and 2.3.1, shall not [***] of the Budget, unless the Parties otherwise agree in writing.

2.2.2.         Development Costs incurred through performance of any AgonOx Development Activities in accordance with this Agreement and the Clinical Development Plan shall be borne by Phio, subject to the Budget to which the Parties have agreed pursuant to the Clinical Development Plan. For clarity, Phio shall bear the cost of all Phio Development Activities. Upon filing of the IND by the applicable Regulatory Authority, Phio shall pay to AgonOx two-hundred and fifty thousand dollars ($250,000) as an advance against Development Costs (“Advance”). On a monthly basis, Phio shall reimburse AgonOx for the Development Costs incurred by or on behalf of AgonOx or any of its Affiliates under this Agreement in accordance with the Clinical Development Plan, which Development Costs exceed the amount of the Advance; provided that the aggregate Development Costs incurred by or on behalf of AgonOx or any of its Affiliates do not exceed the Budget for Development Costs incurred through performance of any AgonOx Development Activities; further provided that AgonOx submits to Phio monthly statements that include reasonable substantiation of the Development Costs incurred in the prior month. Phio shall reimburse AgonOx for the Development Costs incurred by it within 30 days of Phio’s receipt of AgonOx’s submission of its statements that include reasonable substantiation. For clarity, AgonOx shall not be obligated to pay any Phio Development Costs on behalf of Phio.

2.2.3.      In the event that the aggregate Development Costs incurred by or on behalf of AgonOx or any of its Affiliates exceed the Budget for Development Costs incurred through performance of any AgonOx Development Activities, the Parties, through the JSC, shall discuss in good faith modification of such AgonOx Development Activities and the Clinical Development Plan to reduce the cost of the AgonOx Development Activities; provided that Phio will have no obligation to reimburse AgonOx for any Development Costs incurred to conduct such AgonOx Development Activities, which Development Costs exceed the Budget, unless the Parties mutually agree in writing or as set forth in Section 2.2.4 (below).

2.2.4.      In the event that (1) AgonOx, or any of its Affiliates, delegates to an Approved CRO or Approved Vendor any of its responsibilities with respect to the AgonOx Development Activities, pursuant to Section 2.5, and (2) the aggregate Development Costs incurred through the Approved CRO or Approved Vendor’s performance of such delegated AgonOx Development Activities exceeds the Budget for such delegated AgonOx Development Activities (by more than five percent (5%) of the Budget), such excess Development Costs shall be borne by AgonOx.

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2.3.           Clinical Development Plan.

2.3.1.         Clinical Development Plan. The Parties shall conduct the Phase I/II Clinical Trial, and all other Development Activities (including CMC Activities and Manufacturing for supply of materials) under this Agreement in accordance with the Protocol and the written plan for completion of the Phase I/II Clinical Trial (such plan, as amended from time to time in accordance with Section 2.3.2, the “Clinical Development Plan”), which shall include Timeline and the Budget for the conduct of Development Activities and, unless otherwise approved by the JSC, shall be consistent with the high level clinical development plan outline that is attached hereto as Schedule 2 (the “Clinical Development Plan Outline”). The Budget for the conduct of Development Activities, unless otherwise approved by Phio, shall be within five percent (5%) of the budget outlined in the Clinical Development Plan Outline. Prior to the commencement of any Phase I/II Clinical Trial, AgonOx shall prepare and submit the Clinical Development Plan to the JSC for review and approval (for clarity, subject to the dispute resolution procedures in accordance with Section 4.1.5.2 and Section 13.9, as applicable). The Clinical Development Plan shall include individual plans setting forth the anticipated Development Activities and resource allocation of each Party with respect to the Phase I/II Clinical Trial to be conducted pursuant to the Protocol in accordance with this Section 2.3.1, provided that each such plan, as amended from time to time in accordance with this Agreement, shall be incorporated into the Clinical Development Plan.

2.3.2.         Amendments to the Clinical Development Plan. During the Development Term, either Party may propose amendments to the Clinical Development Plan in writing to the JSC for review and approval (for clarity, subject to the dispute resolution procedures in accordance with Section 4.1.5.2 and Section 13.9, as applicable); provided that unless otherwise approved by the JSC, the Clinical Development Plan shall remain consistent with the Clinical Development Plan Outline and the objectives of the Phase I/II Success Criteria.

2.4.           Protocol.

2.4.1.         Protocol. As soon as practical prior to commencing the Phase I/II Clinical Trial, but in any event no later than fifteen (15) Business Days prior to protocol finalization, AgonOx shall provide the JSC with a draft of the protocol for such Phase I/II Clinical Trial (“Protocol”) for review and approval (subject to the dispute resolution procedures in accordance with Section 4.1.5.2 and Section 13.9, as applicable), which Protocol will be based upon discussions with the Regulatory Authorities pursuant to Section 3.2. The Protocol shall be consistent with the Clinical Development Plan. For the avoidance of doubt, upon approval of the Protocol in accordance with this Section 2.4.1, such Protocol will be part of the Clinical Development Plan.

2.4.2.         Amendments to the Protocol. Either Party may propose amendments to any Protocol for any study in the Clinical Development Plan in writing to the JSC for review and approval (for clarity, subject to the dispute resolution procedures in accordance with Section 4.1.5.2 and Section 13.9, as applicable). Without limiting the foregoing, any changes to a given Protocol, including any country-specific amendments required by Applicable Law and changes made in response to any communications with any Regulatory Authorities, that require a submission to a Regulatory Authority, an IRB or other ethics committee, will be prepared by AgonOx (or an Approved CRO) and submitted to the JSC for review and approval (for clarity, subject to the dispute resolution procedures in accordance with Section 4.1.5.2 and Section 13.9, as applicable); provided, further, that unless otherwise approved by the JSC (for clarity, subject to the dispute resolution procedures in accordance with Section 4.1.5.2 and Section 13.9, as applicable), the Protocol shall remain consistent with the Clinical Development Plan, Development Costs, Budget, and the objectives of the Phase I/II Success Criteria.

2.5.           Approved CROs and Vendors. Except as otherwise provided herein, either Party may delegate any of its responsibilities with respect to the Development Activities to (1) a CRO (each CRO approved in accordance with this Section 2.5, an “Approved CRO”), or (2) a Third Party vendor (each Third Party vendor approved by the JSC in accordance with Section 2.5, an “Approved Vendor”); provided that, prior to delegating any Development Activities to a CRO or Third Party vendor, the Party shall provide the JSC with written notice, identifying the Party’s preferred choice of CRO or Third Party vendor and the Development Activities that the Party proposes to delegate to such CRO or Third Party vendor, for review and approval by the JSC (subject to the dispute resolution procedures in accordance with Section 4.1.5.2 and Section 13.9, as applicable). The Party shall enter into a written agreement with each Approved CRO (a “CRO Agreement”) and each Approved Vendor (an “Approved Vendor Agreement”). The Party will provide a copy of any such CRO Agreement, Approved Vendor Agreement, and each material amendment thereto, which may be redacted as necessary to protect confidential information and other commercially sensitive information.

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2.6.          Sites and Principal Investigators.

2.6.1.        In accordance with the Clinical Development Plan and subject to the review and approval of the JSC, AgonOx will designate the Site, Principal Investigator, and participating investigators (as applicable) to conduct the Phase I/II Clinical Trial.

2.6.2.        The target rate (e.g., Subjects per quarter) at which AgonOx will enroll Subjects in the Phase I/II Clinical Trial in accordance with this Agreement and the Clinical Development Plan (“Target Enrollment Rate”) will be set forth in the Clinical Development Plan. AgonOx must enroll Subjects within the time period specified in the Clinical Development Plan at a rate that is at least seventy percent (70%) of the Target Enrollment Rate (the “Minimum Enrollment Rate”).

2.7.           Data Management; Development Records.

2.7.1.        Trial Master Files and Trial Databases. As set forth in the Timeline, AgonOx or its designated Affiliate or Approved CRO will establish and, during the Development Term, maintain in accordance with this Section 2.8, a trial master file for the Phase I/II Clinical Trial ( “Trial Master File”) and a trial database for the data collected from the Site for the Phase I/II Clinical Trial ( “Trial Database”), in each case, in the format as determined by the JSC (subject to compliance with GCP and any other Applicable Law). For the Phase I/II Clinical Trial, AgonOx shall (a) be responsible for source data verification of data records and (b) perform any quality oversight required in accordance with the Clinical Development Plan, to ascertain completeness, consistency, and accuracy of data. AgonOx will provide Phio with copies of any AgonOx reports relating to source data verification and other types of Clinical Trial audits.

2.7.2.        Development Records. Except as otherwise provided herein, each Party will maintain complete and accurate records related to the Phase I/II Clinical Trial for the longer of (a) the time period required by Applicable Law or (b) the expiration or termination of this Agreement. Upon expiration of each retention period described in the foregoing sentence, the retaining Party will notify the other Party in writing prior to destroying the applicable records, so that such other Party may obtain such records, if desired, from such retaining Party at such other Party’s expense.

3.     REGULATORY

3.1.           Regulatory Strategy. AgonOx will provide the JSC with a written initial regulatory strategy for conducting the Phase I/II Clinical Trial designed to determine whether the Product achieves the Phase I/II Success Criteria (the “Regulatory Strategy”); provided that the Regulatory Strategy shall be consistent with the Clinical Development Plan and shall be subject to review by the JSC. The Parties’ activities under Section 3.2 shall be consistent with the Regulatory Strategy. The Regulatory Strategy shall be updated at least annually by AgonOx in order to incorporate any new scientific or regulatory information, subject to review by the JSC.

3.2.           Interactions with Regulatory Authorities.

3.2.1.         Subject to the remainder of this Section 3.2, during the Development Term, AgonOx (or Approved CRO), will (a) be the regulatory sponsor for the Phase I/II Clinical Trial and will have all responsibilities of a regulatory sponsor as specified in Applicable Law and (b) be primarily responsible for and control all communications and interactions with the Regulatory Authorities relating to the Phase I/II Clinical Trial and the IND for the Product and DP TIL for the Indication in the United States, including (i) preparing, submitting and maintaining the CTAs required by Applicable Law to conduct the Phase I/II Clinical Trial in the countries for which Sites have been selected pursuant to Section 2.7, and (ii) preparing, submitting and maintaining the IND for the Product and DP TIL for the Indication in the United States; provided that (A) all such interactions with Regulatory Authorities shall be conducted in a manner consistent with the Regulatory Strategy; (B) at AgonOx (or Approved CRO)’s request, Phio will reasonably cooperate with AgonOx (or Approved CRO) with respect to communications and interactions with Regulatory Authorities relating to the Phase I/II Clinical Trial and the IND for the Product for the Indication in the United States, including the preparation of the CMC portion of such IND in accordance with Section 3.2.2; (C) Phio will provide to AgonOx (or Approved CRO) all relevant information, or the requisite right of reference to such information, for any CTAs for the Product; (D) Phio (or any of its Affiliates) will be permitted to appoint up to three (3) observers to attend any meetings with Regulatory Authorities relating to the Phase I/II Clinical Trial or the Product, as applicable; (E) AgonOx shall provide Phio with copies of any material correspondence or other documents received by AgonOx (or Approved CRO) from applicable Regulatory Authorities relating to the Phase I/II Clinical Trial or the Product, as applicable, within three (3) Business Days following AgonOx’s receipt thereof; and (F) during the Development Term, AgonOx shall establish and maintain, and shall require its Affiliates and Approved CROs conducting AgonOx Development Activities to establish and maintain, a log of all submissions to, and communications with, Regulatory Authorities related the Phase I/II Clinical Trial.

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3.2.2.         In connection with AgonOx’s (or an Approved CRO’s) preparation and submission of the CTAs for the Phase I/II Clinical Trial, Phio will in a timely manner (a) either (i) provide to AgonOx or its designated Affiliate an appropriate right of reference to the CMC Information for INTASYL PH-762 , and/or (ii) provide a copy of the CMC Information for INTASYL PH-762 to AgonOx, in each case, to the extent necessary for the submission of each CTA (or any update to such CTA, as applicable), and (b) prepare and provide to AgonOx within two weeks of a request from AgonOx the CMC portion (or any update to such CMC portion) of the IND for the Product for the Indication in the United States (or an appropriate right of reference to such information) in sufficient detail to support the submission of such IND; in each case subject to the terms of Sections 7.1 and 7.2.

3.2.3.         Except as otherwise provided in this Article 3, as between the Parties, (a) AgonOx or its applicable Affiliate (or Approved CRO) will be solely responsible for all communications and interactions with the Regulatory Authorities with respect to the Phase I/II Clinical Trial or the Product, (b) Phio will not communicate with Regulatory Authorities directly with regard to the Phase I/II Clinical Trial without the prior consent of AgonOx (or Approved CRO); provided that during the Development Term, Phio will be permitted to appoint up to three (3) observers to the pre-IND Meeting and any other meeting between AgonOx (or Approved CRO) and the Regulatory Authorities in the United States to the extent such meeting relates to the Product for the Indication in the United States, and (c) during the Development Term, AgonOx will provide Phio a copy of any meeting minutes and regulatory interaction logs, in each case, solely to the extent (i) reasonably necessary for the conduct of the Phio’s Development Activities under and in accordance with the Clinical Development Plan or (ii) specifically relating to the Phase I/II Clinical Trial.

3.3.           Clinical Trial Registries. AgonOx (or Approved CRO) will be responsible for registering, maintaining and updating any registries pertaining to the Phase I/II Clinical Trial to the extent required by any Applicable Law. AgonOx will ensure that the information on all Clinical Trial Registries relating to the Phase I/II Clinical Trial is correct, consistent and in compliance with all Applicable Law.

3.4.           Pharmacovigilance and Safety Information Exchange. The Parties acknowledge and agree that:

3.4.1.         Each Party agrees to promptly notify the other Party of any important new safety information (in addition to individual serious adverse event reports) in relation to the Phase I/II Clinical Trial, as applicable.

3.4.2.         AgonOx (or Approved CRO) shall (a) be responsible for defining the Reference Safety Information for inclusion in the investigator’s brochure for the Phase I/II Clinical Trial and (b) provide the other Party with core safety information based on the Reference Safety Information for inclusion in the Informed Consent to be prepared by AgonOx. Phio shall reasonably cooperate with AgonOx under this Section 3.4.2 by providing to AgonOx any relevant safety information known to Phio related to INTASYL PH-762 or the use of INTASYL PH-762 to pre-treatment products similar to DP TIL.

3.5.           Suspension or Termination of a Clinical Trial.

3.5.1.         In the event that either Party, in such Party’s reasonable judgment, determines that there exists an imminent and important health or safety concern for any Subject(s) of the Phase I/II Clinical Trial (a “Material Safety Concern”), such Party may request that the JSC terminate such Clinical Trial by written notice to the JSC, which notice shall specify in reasonable detail the particulars of such alleged health or safety concern with reasonable supporting data. Upon receipt of any such notice with respect to such Clinical Trial in accordance with this Section 3.5.1, the JSC shall promptly, but in any case within fifteen (15) Business Days following receipt of such notice by the JSC, review and determine, following consultation with the Principal Investigator and any applicable IDMC or IRB, whether to authorize the suspension, continued suspension of, or termination of, such Clinical Trial, in each case, consistent with the procedures outlined in the Protocol and otherwise in accordance with Applicable Law.

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3.6.           Inspections by Governmental Authorities and Development Audits.

3.6.1.        Noti ce and Inspections. If any Governmental Authority, including any Regulatory Authority, notifies Phio or AgonOx (or Approved CRO) that it intends to inspect, audit, or investigate Phio or AgonOx (or Approved CRO) or take any regulatory action relating to the Phase I/II Clinical Trial, or such Party’s obligations hereunder, the relevant Party will notify the other Party within one (1) Business Day following receipt of such notice. If not prohibited by any Applicable Law, Phio or AgonOx (or Approved CRO), as applicable, may be present during, and participate in, any such inspection, audit, investigation or regulatory action. Each Party will cooperate with the applicable Governmental Authority and the other Party in such inspections, audits, and investigations and will ensure that the records related to the Phase I/II Clinical Trial and this Agreement are maintained in a way that facilitates such activities.

3.6.2.        Inspection Findings and Responses. Within five (5) days following receipt, Phio or AgonOx (or Approved CRO), as applicable, will provide the JSC with copies of any inspection findings and any other communications that such Party receives from any Governmental Authority with respect to the Product or DP TIL, as applicable, including any Regulatory Authority in connection with the Phase I/II Clinical Trial and any Manufacturing activities and CMC activities of either Party. To the extent practicable, such Party will permit the other Party to prospectively review and comment on any responses to Governmental Authorities in connection the Phase I/II Clinical Trial, including any Regulatory Authorities.

3.6..         Other Governmental Inspections. AgonOx (or Approved CRO), will inform the JSC of any other Governmental Authorities’ inspections of any of the Sites where they intend to review the Phase I /II Clinical Trial, and at the request of the JSC, will provide the JSC with copies of all relevant correspondence from such Governmental Authorities (including any Regulatory Authorities) relating to the Sites.

3.6.4.        Development Audits.

3.6.4.1.	During the conduct of the Phase I/II Clinical Trial, AgonOx will conduct quality assurance audits of the facilities and services of the Affiliates, including Approved CROs, in accordance with its standard operating procedures and pursuant to a quality assurance audit plan, and AgonOx will provide the JSC with copies of all audit reports upon request.

3.6.4.2.	For clarity, an audit conducted pursuant to this Section 3.6.4 will be subject to the confidentiality obligations set forth in Article 7.

3.6.5.         Covered Study. The Phase I/II Clinical Trial is deemed to be a “covered study” for the purpose of the FDA regulation entitled “Financial Disclosure by Principal Investigators” (“FDA Regulation”). AgonOx (or Approved CRO) will coordinate submission from all Principal Investigators engaged in the conduct of the Phase I/II Clinical Trial all relevant financial and other information (including details of equity interests in AgonOx and Phio or any of its associated companies) relating to such Principal Investigators (and where relevant to have spouse, dependents and sub-investigators to disclose such relevant financial and other information to the other Party) in order to comply with the FDA Regulation without delay and prior to Principal Investigators involvement in such Phase I/II Clinical Trial.

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4.     GOVERNANCE.

4.1.           Joint Steering Committee.

4.1.1.         Representatives. Within thirty (30) days following the Effective Date, the Parties will establish a joint development committee to oversee the conduct of the Phase I/II Clinical Trial (the “JSC”). The JSC will continue to be in effect throughout the Development Term. Each Party initially will appoint three (3) representatives to the JSC (“JSC Representatives”); provided that each JSC Representative of a Party shall be either (i) an employee of such Party, or (ii) subject to each Party’s approval, a consultant engaged by such Party (provided that such consultant shall be subject to confidentiality obligations consistent with the terms of Article 7); provided, further, that each JSC Representative shall have knowledge and expertise regarding developing products similar to the Product and, if an employee of the applicable Party, sufficient seniority within the applicable Party to make decisions within the scope of the JSC’s decision- making authority. In addition to the JSC Representatives, each Party may designate such other nonvoting members of the JSC as may be agreed upon by the Parties (subject to confidentiality obligations consistent with the terms of Article 7). Each Party may replace its JSC Representatives at any time upon written notice to the other Party.

4.1.2.         Chairperson. The Parties will designate a chairperson (a “JSC Chairperson”) selected from the JSC Representatives. The JSC Chairperson will designate a JSC Representative to be responsible for drafting and circulating the JSC draft agenda and ensuring minutes are prepared.

4.1.3.	Meetings.

4.1.3.1.	Timing.

i.	From the Effective Date through the Development Term, subject to Section 4.1.3.1(ii) (below), the JSC will meet quarterly (and for clarity, such meetings may be conducted via teleconference) unless the Parties mutually agree otherwise.

ii.	Prior to the first Subject enrollment in the Phase I/II Clinical Trial, and during the first three months of the Phase I/II Clinical Trial, the JSC will meet approximately once every four (4) weeks (and for clarity, such meetings may be conducted via teleconference) unless the Parties mutually agree otherwise.

iii.	Either Party may call a special meeting of the JSC (by videoconference or teleconference) during the Development Term by at least five (5) days prior written notice to the other Party in the event such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting.

4.1.3.2.	Participants. The JSC may invite individuals who are not JSC Representatives to participate in JSC meetings; provided that (a) the JSC Representatives of both Parties consent to such non-member’s participation; and (b) such non-member is subject to confidentiality obligations consistent with those described in Article 7 of this Agreement. For clarity, such non-members will have no voting rights at the JSC.

4.1.3.3.	Costs. For clarity, each Party will bear its own expenses relating to the meetings and activities of the JSC.

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4.1.4.         Notice to be Provided to the JSC. Each Party will promptly notify the JSC of any material event that occurs in connection with any Phase I/II Clinical Trial, that is reasonably likely to affect the quality, integrity, or timeliness of a Phase I/II Clinical Trial; provided that each Party shall notify the JSC within three (3) Business Days following such Party becoming aware of (a) any urgent safety measures taken by an Approved CRO, a Site, a Principal Investigator or Party to protect Subjects against immediate hazard, (b) any confirmed serious breaches of GCP, GPV or the Protocol, or any Applicable Law (including ICH GCP guidelines), (c) any inspection by any Governmental Authority, including any Regulatory Authority, where the scope of the inspection includes a Phase I/II Clinical Trial, (d) any investigations by any Governmental Authority involving a Third Party in connection with any Phase I/II Clinical Trial, and (e) any error or omission in the conduct of a Phase I/II Clinical Trial that could reasonably call into question the validity, or otherwise compromise the quality or integrity, of part or all of a Phase I/II Clinical Trial or activities conducted in connection therewith; provided, further, that with respect to each of the foregoing, the Party responsible for notifying the JSC will also, if applicable, notify any Person to whom notice is required in compliance with any Applicable Law. Following disbandment of the JSC in accordance with Section 4.2 and through the end of the Term, any and all notices required pursuant to this Section 4.1.4 will be provided directly to the Parties in accordance with Section 13.3.

4.1.5.	Responsibilities and Decision-Making.

4.1.5.1.	Responsibilities. The JSC’s responsibilities will include:

i.	reviewing and discussing the Timeline and Budget, including any updates delivered in accordance with Sections 2.1.1 and 2.2;

ii.	reviewing and approving the Clinical Development Plan, including Timeline, Budget and Protocol, (and any amendments thereto) to the extent inconsistent with the Clinical Development Plan Outline, the objectives of the Phase I/II Success Criteria, and the Budget Limit set forth in Section 2.2.1;

iii.	reviewing enrollment rates, including setting the Target Enrollment Rate and Minimum Enrollment Rate as set forth in Section 2.6.2, and approving any adjustments required, including but not limited to the number of Sites located in the United States or the percentage of Subjects in Sites located in the United States as set forth in Section 2.6;

iv.	making a determination of the existence of a Material Safety Concern in accordance with 3.5.1;

v.	discussing and approving any Additional CMC Activities in accordance with Section 5.1;

vi.	subject to Section 5.1, determining whether the DP TIL Manufacturer is unable to (a) Manufacture DP TIL that is suitable for use in the Phase I /II Clinical Trial, or (b) generate CMC Information for submission to the applicable Regulatory Authorities in the United States, or determining whether the Product Manufacturer is unable to (a) Manufacture Product that is suitable for use in the Phase I/ II Clinical Trial, or (b) generate CMC Information for submission to the applicable Regulatory Authorities in the United States, determining whether Phio is unable to (a) Manufacture INTASYL PH-762 that is suitable for use in the Phase I /II Clinical Trial, or (b) generate CMC Information for submission to the applicable Regulatory Authorities in the United States; provided that JSC determination and decisions related to CMC activities in support of the Phase I/II Clinical Trial do not affect Phio’s CMC activities for programs outside the Clinical Development Plan. Phio may veto, reasonably invoked, any such CMC activities required by the JSC.

vii.	facilitating the flow of information between the Parties with respect to the Parties’ respective conduct and progress of the different elements of the Clinical Development Plan;

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viii.	reviewing and discussing, on at least a quarterly basis, a high-level summary of the forecasted Development Costs, Budget and Timeline, including any updates delivered in accordance with Sections 2.1.1 and 2.2;

ix.	subject to Section 2.3 and Section 2.4, as applicable, discussing and approving the Clinical Development Plan and the Timeline, Budget and Protocol (or any amendments thereto);

x.	reviewing and approving each proposed Approved CRO or Approved Vendor and the Development Activities to be conducted by such Approved CRO or Approved Vendor in accordance with Section 2.5;

xi.	reviewing and approving the IST Agreement, selection of the Sites, Principal Investigators, and participating investigators (as applicable) for each Phase I/II Clinical Trial;

xii.	reviewing any updates from any advisory board meetings, investigator meetings or other meetings with the Principal Investigators;

xiii.	subject to Section 2.8, reviewing and approving the data management plan and form of the Trial Master File and Trial Database;

xiv.	reviewing the Regulatory Strategy provided pursuant to Section 3.1 (including any updates thereto);

xv.	reviewing and discussing (as necessary) any results from monitoring, source data verification of data records, and quality oversight quality activities relating to the Trial Master Files and Trial Databases, in accordance with Section 2.8.1;

xvi.	reviewing and discussing (as necessary) any inspections by Governmental Authorities (including inspection findings), safety reports for the Regulatory Authorities, Principal Investigators, IRBs and any other ethics committees for Phase I/II Clinical Trial, including making a determination to continue the suspension of, or terminate, any Clinical Trial as result of any health or safety concern in accordance with Section 3.5.1;

xvii.	reviewing and discussing any notices or reports that it receives pursuant to Section 4.1.4, including FDA feedback at the pre-IND Meeting;

xviii.	reviewing certain data to be provided at each JSC meeting in accordance with all Applicable Law;

xix.	reviewing and discussing the performance and progress of the Phase I/II Clinical Trial, including Development Costs incurred in connection with such Clinical Trial, and any reports relating to the Clinical Trial or any other activities under the Clinical Development Plan;

xx.	reviewing quarterly forecasting for INTASYL PH-762 to be supplied and any planning or logistics related to DP TIL Manufacturing;

xxi.	reviewing and approving a plan for the destruction of any returned or unused INTASYL PH-762 in accordance with Section 5.2.2.2; and

xxii.	discussing any potential infringement, or allegations of infringement, of Third Party intellectual property pursuant to Section 8.3.4; and

xxiii.	any other matters the Parties mutually agree in writing will be, or are expressly provided in this Agreement to be, within the responsibilities of the JSC.

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4.1.5.2.	Decision-Making. The unanimous approval of the JSC will be required with respect to all matters within its decision-making authority as described in Section 4.1.5.1. Each JSC Representative will have one (1) vote. If the JSC cannot reach consensus on an issue for which it has decision-making authority within fifteen (15) Business Days after it has met and attempted to reach a decision on such issue, then such matter will be escalated to the authorized representatives for resolution in accordance with Section 13.9.1.

4.2.           Disbandment.

4.2.1.	Disbandment of JSC. The JSC will disband upon completion of the Development

Term.

5.     CMC PROGRAM; PRODUCT CLINICAL SUPPLY.

5.1.           CMC Program.

5.1.1.         Phio (or any of its Affiliates) shall use Commercially Reasonable Efforts to (a) Manufacture INTASYL PH-762 that is suitable for use in the Phase I/II Clinical Trial and (b) generate CMC Information for submission to the applicable Regulatory Authorities in the United States in sufficient detail to support the submission of the IND for the Product for the Indication in the United States in accordance with Section 3.2.2; provided, however, that in the event that Phio (or any of its Affiliate, as applicable), in its reasonable determination, is unable through the use of Commercially Reasonable Efforts to (i) Manufacture INTASYL PH-762 that is suitable for use in the Phase I/II Clinical Trial or (ii) generate CMC Information for submission to the applicable Regulatory Authorities in the United States in sufficient detail to support the submission of the IND for the Product for the Indication in the United States, Phio shall deliver written notice to the JSC explaining in reasonable detail the basis for such determination and at the request of AgonOx, the JSC shall discuss any additional activities or remediation that would allow Phio (or any of its Affiliates) to Manufacture such INTASYL PH-762 or generate such CMC Information, as applicable, and, solely to the extent approved by the JSC (subject to the dispute resolution procedures in accordance with Section 4.1.5.2 and Section 13.9, as applicable), Phio shall, and shall cause its Affiliates (as applicable) to, use Commercially Reasonable Efforts to Manufacture such INTASYL PH-762 or generate such CMC Information suitable for the Phase I/II Trial.

5.1.2.         The DP TIL Manufacturer (or any of its Affiliates) shall use Commercially Reasonable Efforts to (a) Manufacture DP TIL that is suitable for use in the Phase I/II Clinical Trial and (b) generate CMC Information for submission to the applicable Regulatory Authorities in the United States in sufficient detail to support the submission of the IND for the Product for the Indication in the United States in accordance with Section 3.2.2; provided, however, that in the event that DP TIL Manufacturer (or any of its Affiliate, as applicable), in its reasonable determination, is unable through the use of Commercially Reasonable Efforts to (i) Manufacture DP TIL that is suitable for use in the Phase I/II Clinical Trial or (ii) generate CMC Information for submission to the applicable Regulatory Authorities in the United States in sufficient detail to support the submission of the IND for the Product for the Indication in the United States, DP TIL Manufacturer shall deliver written notice to AgonOx explaining in reasonable detail the basis for such determination and at the request of AgonOx, the JSC shall discuss any additional activities or remediation that would allow DP TIL Manufacturer (or any of its Affiliates) to Manufacture such DP TIL or generate such CMC Information, as applicable, in accordance with Section 5.1 (“Additional CMC Activities”) and, solely to the extent approved by the JSC (subject to the dispute resolution procedures in accordance with Section 4.1.5.2 and Section 13.9, as applicable), the DP TIL Manufacturer shall, and shall cause its Affiliates (as applicable) to, use Commercially Reasonable Efforts to conduct such Additional CMC Activities.

5.1.3.         The Product Manufacturer (or any of its Affiliates) shall use Commercially Reasonable Efforts to (a) Manufacture Product that is suitable for use in the Phase I/II Clinical Trial and (b) generate CMC Information for submission to the applicable Regulatory Authorities in the United States in sufficient detail to support the submission of the IND for the Product for the Indication in the United States in accordance with Section 3.2.2; provided, however, that in the event that the Product Manufacturer (or any of its Affiliate, as applicable), in its reasonable determination, is unable through the use of Commercially Reasonable Efforts to (i) Manufacture Product that is suitable for use in the Phase I/II Clinical Trial or (ii) generate CMC Information for submission to the applicable Regulatory Authorities in the United States in sufficient detail to support the submission of the IND for the Product for the Indication in the United States, the Product Manufacturer shall deliver written notice to AgonOx explaining in reasonable detail the basis for such determination and at the request of AgonOx, the JSC shall discuss any additional activities or remediation that would allow Product Manufacturer (or any of its Affiliates) to Manufacture such Product or generate such CMC Information, as applicable, in accordance with Section 5.1 (“Additional CMC Activities”) and, solely to the extent approved by the JSC (subject to the dispute resolution procedures in accordance with Section 4.1.5.2 and Section 13.9, as applicable), Product Manufacturer shall, and shall cause its Affiliates (as applicable) to, use Commercially Reasonable Efforts to conduct such Additional CMC Activities;.

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5.2.           Clinical Supply.

5.2.1.	Supply of INTASYL PH-762 .

5.2.1.1.	Subject to the remainder of this Section 5.2.1, Phio (or any of its Affiliates) will supply INTASYL PH-762 suitable (as required by the applicable Regulatory Authority) for use in the Phase I/II Clinical Trial.

5.2.1.2.	The Product Manufacturer agrees to procure from Phio, and Phio agrees to supply (at no cost), INTASYL PH-762 to the Product Manufacturer.

5.2.1.3.	Phio (or any of its Affiliates) will supply or have supplied to Product Manufacturer such quantities of INTASYL PH-762 that are necessary for AgonOx (or Approved CRO) to conduct the Phase I/II Clinical Trial, including overage of INTASYL PH-762 for the Phase I/II Clinical Trial in such quantity determined in accordance with Product Manufacturer’s forecast requirements as provided to the JSC for input from Phio, as required by the applicable Regulatory Authority, and giving consideration to the number and location of countries (and the network of depots/distribution plan).

5.2.1.4.	Phio will provide to the JSC a quarterly report regarding its forecast and inventory of INTASYL PH-762 and the reasonably anticipated needs for INTASYL PH-762 to ensure that Phio (or any of its Affiliates, as applicable) can supply Product Manufacturer with such quantities of INTASYL PH-762 at such time as required to comply with the applicable Timeline and conduct all activities required to comply with the applicable Protocol.

5.2.1.5.	During the Development Term, AgonOx may, at its expense, conduct quality oversight inspections and audits of Phio’s (or its Affiliate’s, as applicable) facilities used to Manufacture INTASYL PH-762 for supply pursuant to this Section 5.2.1, in each case, as is reasonable and customary and in accordance with Applicable Law. Except in the case of a “for cause” inspection or audit or to follow up on a Corrective or Preventive Action (“CAPA”) identified at an earlier audit inspection, in no event shall AgonOx conduct more than one (1) such inspection and audit per a given calendar year during the Development Term.

5.2.2.	Use of INTASYL PH-762 .

5.2.2.1.	AgonOx or Product Manufacturer, as applicable, will, in conducting each Phase I/II Clinical Trial, only use INTASYL PH-762 supplied by Phio (or its Affiliate, as applicable). AgonOx or Product Manufacturer, as applicable, will only use Phio INTASYL PH-762 , and only provide Phio INTASYL PH-762 to Approved CROs, for the sole purpose of conducting the Phase I/II Clinical Trial and any other AgonOx Development Activities set forth in the Clinical Development Plan, in each case, in accordance with the Protocol and this Agreement.

5.2.2.2.	Upon completion of the Development Term, the JSC shall discuss and approve a plan for the destruction of any returned or unused INTASYL PH-762 .

5.2.3.	Supply of DP TIL.

5.2.3.1.	The DP TIL Manufacturer (or any of its Affiliates) will supply or have supplied such quantities of DP TIL that are necessary for AgonOx (or Product Manufacturer) to conduct the Phase I/II Clinical Trial.

5.2.3.2.	During the Development Term, Phio may, at its expense, conduct quality oversight inspections and audits of the DP TIL Manufacturer’s (or its Affiliate’s, as applicable) facilities used to Manufacture DP TIL for supply pursuant to this Section 5.2.3, in each case, as is reasonable and customary and in accordance with Applicable Law. Except in the case of a “for cause” inspection or audit or to follow up on a CAPA identified at an earlier audit inspection, in no event shall Phio conduct more than one (1) such inspection and audit per a given calendar year during the Development Term.

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5.3.           Compliance with Laws. For clarity, with respect to INTASYL PH-762 , DP TIL, AgonOx (or Approved CRO), Phio, the DP TIL Manufacturer and the Product Manufacturer (and their respective Affiliates) will comply with all Applicable Law with respect to the storage, handling, disposal and transfer of such INTASYL PH-762 and DP TIL and each Party assumes sole responsibility for its violation thereof.

6.     PAYMENTS.

6.1.           Payments.

6.1.1.        Following an AgonOx Licensing Event, AgonOx will pay Phio the following amounts (“License Payments”): (i) [***] of AgonOx Licensing Revenue until the cumulative License Payments by AgonOx to Phio meet (but do not exceed) the lesser of the actual Development Costs paid by Phio to AgonOx or [***] and then (ii) after the cumulative License Payments by AgonOx to Phio meet (but do not exceed) the lesser of the actual Development Costs paid by Phio to AgonOx or [***] of AgonOx Licensing Revenue.

6.1.1.1.	In the event the Phase 1/II Clinical Trial is terminated early, the License Payments outlined in Section 6.1.1(i) and 6.1.1(ii) will be prorated based on the percentage of patients treated in the DP TIL only arm at the time of the termination of the Phase I/II Clinical Trial.

6.1.2.         AgonOx will pay Phio [***] of AgonOx DP TIL Net Sales (“DP TIL Payments”).

6.1.2.1.	In the event the Phase 1/II Clinical Trial is terminated early, the DP TIL Payment outlined in Section 6.1.2 will be prorated based on the percentage of patients treated in the DP TIL only arm at the time of the termination of the Phase I/II Clinical Trial.

6.1.3.	For clarity, AgonOx does not have any rights to any Phio Net Sales.

6.2.           Method for Payment. Each payment to a Party hereunder will be made by electronic transfer in immediately available funds via either a bank wire transfer, an ACH (automated clearing house) mechanism, or any other means of electronic funds transfer, at paying Party’s election, to such bank account as the receiving Party will designate in writing to the paying Party at least five (5) Business Days before the payment is due.

6.3.           VAT. It is understood and agreed between the Parties that any payments made under this Agreement are exclusive of any VAT. If any VAT is chargeable in respect of any payments, the paying Party shall pay such VAT at the applicable rate in respect of such payments following receipt, where applicable, of a VAT invoice in the appropriate form issued by the receiving Party in respect of those payments. The Parties shall issue invoices for all amounts payable under this Agreement consistent with VAT requirements and irrespective of whether the sums may be netted for settlement purposes. If such amounts of VAT are refunded by the applicable Governmental Authority or other fiscal authority subsequent to payment, the Party receiving such refund will transfer such amount to the paying Party within forty-five (45) days of receipt. The Parties agree to reasonably cooperate to provide any information required by the Party pursuing a refund of indirect Taxes paid.

6.4.           Tax Cooperation. The Parties will cooperate and produce on a timely basis any tax forms or reports reasonably requested by the other Party in connection with any payment made under this Agreement. Each Party will provide to the other Party any tax forms that may be reasonably necessary in order for such Party not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Each Party will provide to the other Party any tax forms at least thirty (30) days prior to the due date for any such payments. Each Party will provide the other Party with reasonable assistance to enable the recovery, as permitted by law, of withholding taxes, VAT, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or VAT. Each Party will provide reasonable cooperation to the other Party, at the other Party’s expense, in connection with any official or unofficial tax audit or contest relating to payments made by one Party to the other Party.

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6.5.           Financial Audits.

6.5.1.        Upon the written request of Phio and not more than once in each calendar year, AgonOx shall permit an independent certified public accounting firm of nationally recognized standing, selected by Phio and reasonably acceptable to AgonOx, at Phio’s expense, to have access during normal business hours to such of the records of AgonOx as may be reasonably necessary to verify the accuracy of the payment reports and invoices hereunder for any year ending not more than thirty-six (36) months prior to the date of such request, including without limitation as may be necessary to verify the amount of any AgonOx Licensing Revenue, and AgonOx DP TIL Net Sales. The accounting firm shall disclose to Phio only whether the payment reports and invoices are correct or not and the specific details concerning any discrepancies. No other information shall be shared.

6.5.2.        If such accounting firm concludes that undercharged or overcharged amounts are owing from one Party to the other for such period, the appropriate Party shall pay such amounts within thirty (30) days of the date Phio delivers to AgonOx such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by Phio; provided, however, if the audit discloses either (a) that the amounts payable by AgonOx for the audited period are more than one hundred ten percent (110%) of the amounts actually paid for such period, or (b) that the amounts charged by AgonOx for the audited period are more than one hundred ten percent (110%) of the amounts actually incurred for such period, then AgonOx shall pay the reasonable fees and expenses charged by such accounting firm.

6.5.3.        For clarity, an audit conducted pursuant to this Section 6.5 will be subject to the confidentiality obligations set forth in Article 7.

6.6.           Late Payments. All payments due and payable to a Party under this Agreement will earn interest from the date due until paid at a per annum rate equal to three per cent (3%) plus the then-current six (6) month US dollar LIBOR rate on the date payment is due. Interest will be calculated on an actual / three hundred sixty (360) day basis. The payment of such interest will not limit the Parties from exercising any other rights at their disposal as a consequence of any late payments.

7.     CONFIDENTIAL INFORMATION.

7.1.           Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party and its Affiliates (each, a “Receiving Party”) agrees that, during the Term and for (a) the five (5) year period following the expiration of this Agreement or (b) the ten (10) year period following the earlier termination of this Agreement pursuant to Section 12.2, as applicable, it will keep confidential and will not publish or otherwise disclose and will not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information furnished to it by the other Party (each, a “Disclosing Party”) pursuant to this Agreement, except for that portion of such information or materials that the Receiving Party can demonstrate:

7.1.1.        was publicly disclosed by the Disclosing Party before or after such Confidential Information becomes known to the Receiving Party;

7.1.2.        was already known to the Receiving Party or any of its Affiliates, other than under an obligation of confidentiality or non-use, prior to when it was received from the Disclosing Party;

7.1.3.        is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof without obligation to keep such Confidential Information confidential;

7.1.4.        has been published by a Third Party or otherwise enters the public domain through no fault of the Receiving Party or any of its Affiliates in breach of this Agreement; or

7.1.5.        has been independently developed by the Receiving Party or any of its Affiliates, without the aid, application or use of Confidential Information of the other Party demonstrable with verifiable evidence.

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7.2.           Proprietary CMC Information. Notwithstanding Section 7.1, with respect to any Confidential Information that is Proprietary CMC Information of a Party, such information will only be provided by the Disclosing Party to the Receiving Party on a strictly confidential, need- to-know basis under this Agreement; provided, further, that the Receiving Party shall enact and implement technical firewalls and other protective procedures to ensure that only those individuals identified shall have access to any Proprietary CMC Information of the Disclosing Party, including enforcing any employee confidentiality policies and agreements against such individuals obtaining access to any Proprietary CMC Information of the Disclosing Party. The Receiving Party of such Proprietary CMC Information will keep it confidential and will not publish or otherwise disclose it and will not use it for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder), except and until the Receiving Party can demonstrate that such Proprietary CMC Information falls within one of the enumerated exceptions set forth in Sections 7.1.1 to 7.1.5.

7.3.           Authorized Disclosure. Each Party may disclose Confidential Information belonging to the other Party (solely or jointly) to the extent such disclosure is reasonably necessary for: (a) the filing or prosecuting of any Patents in connection with this Agreement and in accordance with Section 8.2; (b) submissions, filings or applications and other filings with any Governmental Authorities (including Regulatory Authorities), including filings with the SEC or FDA, with respect to the Product or such Party; (c) prosecuting or defending litigation; (d) complying with Applicable Law, including regulations promulgated by securities exchanges; (e) disclosure to its Affiliates, employees, board members, agents, advisors, licensees, sublicensees and subcontractors, Approved CROs, Approved Vendors and other Third Party contractors engaged by either Party and Sites and their respective personnel and the Principal Investigator, the IDMC, and IRBs, in each case only on a need-to-know basis and solely in connection with the performance of this Agreement; provided that each disclosure in this subsection (e) must be bound by obligations of confidentiality and non-use at least as stringent as, and equivalent in scope to, those set forth in this Article 7 prior to any such disclosure. Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to the foregoing subsections (a) through (d), such Party will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use reasonable efforts to secure confidential treatment of such Confidential Information. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.

7.4.           Return of Confidential Information. Except as set forth in Sections 2.8.1 and 2.8.2, or otherwise provided herein, upon expiration or earlier termination of this Agreement, all Confidential Information (including any copies thereof) in written or other tangible form will, at the Disclosing Party’s discretion, be returned to the Disclosing Party or destroyed by the Receiving Party (with such destruction being certified in writing by an authorized officer of the Receiving Party), except (a) to the extent such Confidential Information is necessary to exercise any license or rights hereunder that survive such expiration or earlier termination; (b) one (1) copy of each document may be retained by the Receiving Party solely to ascertain any ongoing rights and responsibilities with respect to such Confidential Information, and (c) the Receiving Party will not be required to destroy any computer files created during automatic system back up that are subsequently stored securely by such Receiving Party.

7.5.           Confidential Status of the Agreement. Subject to Section 7.5, the terms of this Agreement are deemed to be Confidential Information and will be subject to the confidentiality provisions of this Article 7, with each Party being deemed a Receiving Party for such purposes.

7.6.           Publicity. Following the Effective Date, the Parties shall mutually agree on a form of an initial press release regarding the Agreement and the transactions contemplated hereunder, which either Party may, in its sole discretion, release following the Effective Date. During the Term, neither Party (nor any of their respective Affiliates) shall make any public announcements, press releases or other public disclosures, written or oral, whether to the public, the press, stockholders or otherwise, concerning this Agreement or the terms or the subject matter hereof, the performance hereof or the Parties’ activities hereunder except: (a) with the prior written consent of the other Party or (b) to the extent required to comply with Applicable Law (including the regulations of any stock exchange) and which in any event contain only the minimum disclosure necessary to comply with the Applicable Law. Each Party agrees in any event to provide the other Party with a copy of any such proposed press release or public statement as soon as reasonably practicable under the circumstances prior to its scheduled release. Except under extraordinary circumstances, when the following notice may not be possible but in which event the proposed press release or public statement will still be provided to the other Parties for comment before release (which the releasing Party shall use reasonable efforts to provide at least forty-eight (48) hours prior to the intended time of publication), each Party shall provide the other with an advance copy of any such press release or public statement at least seven (7) days prior to its scheduled release. Each Party furthermore shall have the right to review and recommend changes to any such announcement and, except as otherwise required by Applicable Law, the Party whose announcement has been reviewed shall remove any Confidential Information of the reviewing Party that the reviewing Party reasonably deems to be inappropriate for disclosure. Each Party agrees in any event to give the other Parties at least three (3) Business Days (to the extent consistent with Applicable Law) to review all press release or public statement required by Applicable Law to be filed with the Securities and Exchange Commission or similar body prior to submission of such filings, and will give due consideration to any reasonable comments by the non-filing Party relating to such filing, including without limitation the provisions of this Agreement for which confidential treatment should be sought.

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7.7.           Publications. Both Parties shall not, and shall ensure that none of its Affiliates and shall require its Approved CROs and Approved Vendors to not, publish, or present for publication, any document, information, or paper regarding the Phase I/II Clinical Trial, INTASYL PH-762 (or any component thereof), DP TIL (or any component thereof), or the Product (each, a “Publication”) without the prior review and consent of the other Party and compliance with the remainder of this Section 7.6. In the event that either Party or any of its Affiliates, wish to make any Publication, such Party will submit the draft of such Publication to the other Party for review and approval at least thirty (30) days prior to publication or presentation (or fifteen (15) days with respect to any abstract or poster). If the other Party does not respond to such submission for review and comment during such 30-day period (or 15-day period with respect to any abstract or poster), the Party as applicable, may publish such Publication. Without limiting the foregoing, the other Party will have the right to reasonably require amendments to, or postponement of, the Publication in the following circumstances: (a) delaying disclosure for a period of time as reasonably determined by the other Party to permit the filing of any Patents relating thereto or to protect Confidential Information; (b) limiting such Publication to the data and results from the Site with which the Principal Investigator seeking to publish or present is affiliated; (c) remove any information that the other Party reasonably deems to be Confidential Information; or (d) as reasonably necessary to comply with the other Party and its Affiliates’ publication policy. Any publication shall be deemed copyrightable subject matter with the copyrights jointly owned by Phio, AgonOx (as applicable according to the subject matter of the publication) and any authors participating in the Publication.

7.7.1.        With respect to any Publications regarding the Phase I/II Clinical Trial by the Principal Investigator, Site and/or participating investigators, AgonOx shall seek to require provisions corresponding to those set forth in Section 7.7 in the IST Agreement with the Principal Investigator, Site and/or participating investigators. Any such IST agreement will be subject to final approval by the JSC.

8.     INTELLECTUAL PROPERTY AND PERSONALLY IDENTIFIABLE INFORMATION.

8.1.           Ownership.

8.1.1.         Background IP. Phio will own and retain all right, title and interest in, to and under all Phio Background IP. AgonOx will own and retain all right, title and interest in, to and under all AgonOx Background IP. Except as set forth in Section 9, neither Party has any right or license to any of the other Party’s Background IP.

8.1.2.         Phio Intellectual Property. Phio shall exclusively own all right, title and interest in and to all Phio Intellectual Property. AgonOx hereby assigns and does assign, and shall cause its Affiliates and its and their representatives and contractors to assign, to Phio the entire right, title and interest in and to all Phio Intellectual Property. If AgonOx is not permitted by Applicable Law to assign Phio Intellectual Property to Phio, AgonOx hereby grants Phio a perpetual, irrevocable, exclusive (even as to AgonOx), world-wide, royalty-free, freely-assignable license in all fields to such Phio Intellectual Property (including the right to sell and grant sublicenses to such Phio Intellectual Property) and agrees not to bring any action, claim or proceeding against Phio or any of its sublicensees or assignees for its use or exploitation of such Phio Intellectual Property. Subject to Section 8.2, Phio shall have the exclusive right to prepare applications for, prosecute, maintain and defend, at its own costs, the Phio Intellectual Property. AgonOx shall reasonably assist and cooperate with Phio at Phio’s expense in perfecting, maintaining and defending the rights granted to Phio in this Section 8.1.2, including the provision of any requested documentation necessary for prosecution or maintenance of patents claiming such Phio Intellectual Property, and the execution of any required documents therefor. AgonOx shall not file any patent applications claiming, or amend any patent applications to claim, any Phio Intellectual Property.

8.1.3.         AgonOx Intellectual Property. AgonOx shall exclusively own all right, title and interest in and to all AgonOx Intellectual Property. Phio hereby assigns and does assign, and shall cause its Affiliates and its and their representatives and contractors to assign, to AgonOx the entire right, title and interest in and to all AgonOx Intellectual Property. If Phio is not permitted by Applicable Law to assign a AgonOx Intellectual Property to AgonOx, Phio hereby grants AgonOx a perpetual, irrevocable, exclusive (even as to Phio), world-wide, royalty-free, freely- assignable license in all fields to such AgonOx Intellectual Property (including the right to sell and grant sublicenses to such AgonOx Intellectual Property) and agrees not to bring any action, claim or proceeding against AgonOx or any of its sublicensees or assignees for its use or exploitation of such AgonOx Intellectual Property. Subject to Section 8.2, AgonOx shall have the exclusive right to prepare applications for, prosecute, maintain and defend, at its own costs, the AgonOx Intellectual Property. Phio shall reasonably assist and cooperate with AgonOx at AgonOx’s expense in perfecting, maintaining and defending the rights granted to AgonOx in this Section 8.1.3, including the provision of any requested documentation necessary for prosecution or maintenance of patents claiming such AgonOx Intellectual Property, and the execution of any required documents therefor. Phio shall not file any patent applications claiming, or amend any patent applications to claim, any AgonOx Intellectual Property.

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8.1.4.         Joint Intellectual Property. Phio and AgonOx shall jointly own all right, title and interest in and to all Joint Intellectual Property, each Party being free to fully exploit the Joint Intellectual Property throughout the world without accounting to the other Party, subject to Article 9. To the extent necessary to give effect to the preceding sentence, each Party hereby assigns, and shall cause its Affiliates and its and its Affiliates’ representatives and contractors to assign, to the other Party such joint ownership of all right, title and interest in and to any Joint Intellectual Property. Each Party will reasonably assist and cooperate with the other Party in perfecting the rights granted in this Section 8.1.4. For clarity, Phio and AgonOx jointly owning all right, title and interest in and to all Joint Intellectual Property does not grant, by implication, estoppel or otherwise, a Party any ownership, license or right to any of the other Party’s Background IP, Intellectual Property (other than the Joint Intellectual Property) or Confidential Information. In the event that, for any Joint Patent, a Party Opts-Out pursuant to Section 8.2.4, (a) the Opt-Out Party agrees to assign, and hereby assigns, and shall cause its Affiliates and its and their representatives and contractors to assign, to the remaining Party the entire right, title and interest in and to that Joint Patent and (b) automatically (without any requirement for the remaining Party to provide notice), the remaining Party may grant licenses to a Third Party, and permit sublicenses, to practice and otherwise fully exploit that Joint Patent.

8.1.5.	Data.

8.1.5.1.	Phio and AgonOx shall jointly retain all rights to access, use, and exploit, for non-commercial use only, all Clinical Trial Data, other than any Proprietary CMC Information of the other Party. All Clinical Trial Data shall be shared among the Parties as needed to carry out the responsibilities of each Party outlined in this Agreement.

8.1.5.2.	Phio shall retain all rights to access, use, and exploit, for all purposes, all Product Data.

8.1.5.3.	AgonOx shall retain all rights to access, use, and exploit, for all purposes, all DP TIL Data.

8.1.5.4.	Phio shall retain all rights to access and reference any Product Data and DP TIL Data submitted to the applicable Regulatory Authorities for purposes of developing and commercializing INTASYL PH-762 and Phio’s self-delivering RNAi therapeutic platform. For clarity, Phio may not use any DP TIL Data to develop or commercialize DP TIL.

8.1.6.         Disclosure. At each meeting of the JSC, each Party shall provide to the other Party a written report detailing any Intellectual Property developed by or on behalf of such Party during the applicable period. Each Party shall include in its written report a reasonable level of detail regarding the applicable Intellectual Property and shall provide such additional information on the Intellectual Property as is reasonably requested by the other Party.

8.1.7.         Further Assurances. Inventorship and authorship of Patents that are invented or conceived under this Agreement will be resolved based on the Applicable Law of the United States (without regard to any work for hire doctrine). If either Party, any of its Affiliates, any Approved CRO or Approved Vendor, is assigned or otherwise possesses ownership of any invention or work of authorship to which the other Party is allocated ownership pursuant to this Section 8.1, such Party hereby assigns or will assign to the other Party, and will require such Approved CRO or Approved Vendor to assign, such invention or work of authorship and any and all Intellectual Property therein and will execute any and all assignments and other lawful documents necessary to perfect or record the other Party’s right, title and interest in and to such inventions, and the other Party accepts or will accept such assignment.

8.2.           Patent Prosecution.

8.2.1.         Patent Filings. Neither Party shall file any patent application in any territory covering any Intellectual Property that it is otherwise permitted or authorized to file pursuant to this Agreement without providing the other Party a copy of the draft patent application at least thirty (30) days in advance of the proposed filing. Without limiting Section 7, neither Party shall use or disclose the other Party’s Intellectual Property or Confidential Information in any patent application without the other Party’s prior written consent.

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8.2.2.         Phio Patents. Phio will have sole discretion and sole responsibility to prepare, file, prosecute and maintain the Phio Patents at its own expense and with counsel of its own selection. At Phio’s request and expense (for reasonable out-of-pocket expenses), AgonOx will reasonably cooperate with Phio in preparing, filing, prosecuting, and maintaining the Phio Patents.

8.2.3.         AgonOx Patents. AgonOx will have sole discretion and sole responsibility to prepare, file, prosecute and maintain the AgonOx Patents at its own expense and with counsel of its own selection. At AgonOx’s request and expense (for reasonable out-of-pocket expenses), Phio will reasonably cooperate with Phio in preparing, filing, prosecuting, and maintaining the AgonOx Patents.

8.2.4.         Joint Patents. Outside counsel mutually acceptable to both Parties will prepare applications for, prosecute, and maintain any Joint Intellectual Property, including the prosecution and maintenance of Joint Patents (patents claiming such Joint Intellectual Property). AgonOx and Phio shall reasonably assist and cooperate with such outside counsel, including the provision of any requested documentation necessary for prosecution or maintenance of Joint Patents, and the execution of any required documents therefor. Each party will reasonably collaborate on determining the strategy concerning the preparation, filing, prosecution, and maintenance of Joint Patents. The Parties shall share equally any corresponding costs and expenses incurred and AgonOx shall reimburse Phio for fifty percent (50%) of the corresponding costs and expenses incurred by such outside counsel in connection with preparing applications for, prosecuting, and maintaining any Joint Intellectual Property. For any Joint Patent, either Party may decline to bear fifty percent (50%) of the costs and expenses resulting from the filing, prosecution, and maintenance of that Joint Patent (“Opt-Out”); provided that the remaining Party exclusively owns all right, title and interest in and to that Joint Patent as set forth in Section 8.1.4. The remaining Party shall have the exclusive right to prepare continuing applications for, prosecute, maintain and defend, at its own costs, that Joint Patent. The Opt-Out Party shall reasonably assist and cooperate with the remaining Party, at the remaining Party’s expense, including the provision of any requested documentation necessary for prosecution or maintenance of that Joint Patent, and the execution of any required documents therefor.

8.3.           Enforcement of Intellectual Property.

8.3.1.         Phio Intellectual Property. Phio shall have the exclusive right to bring and control any claim, action or proceeding related to the infringement, misappropriation or other violation of any Phio Intellectual Property and shall retain all damages, recoveries and other amounts awarded in connection therewith. AgonOx shall reasonably assist and cooperate with Phio, at Phio’s expense, in bringing, litigating and settling such claim, action or proceeding, including the provision or execution of any requested documentation. AgonOx acknowledges that it may be a necessary party to any claim, action or proceeding brought by Phio arising from enforcement of Phio Intellectual Property, and, if necessary, AgonOx shall participate in such claim, action or proceeding, at Phio’s sole cost and expense.

8.3.2.         AgonOx Intellectual Property. AgonOx shall have the exclusive right to bring and control any claim, action or proceeding related to the infringement, misappropriation or other violation of any AgonOx Intellectual Property and shall retain all damages, recoveries and other amounts awarded in connection therewith. Phio shall reasonably assist and cooperate with AgonOx, at AgonOx’s expense, in bringing, litigating and settling such claim, action or proceeding, including the provision or execution of any requested documentation. Phio acknowledges that it may be a necessary party to any claim, action or proceeding brought by AgonOx arising from enforcement of AgonOx Intellectual Property, and, if necessary, Phio shall participate in such claim, action or proceeding, at AgonOx’s sole cost and expense.

8.3.3.         Joint Intellectual Property. The Parties shall meet and decide which Party will bring and control any claim, action or proceeding related to the infringement, misappropriation or other violation of any Joint Intellectual Property. Phio and AgonOx shall each bear fifty percent (50%) of the corresponding costs and expenses. Phio and AgonOx shall each receive fifty percent (50%) of the damages, recoveries and other amounts awarded in connection therewith. Each Party shall reasonably assist and cooperate with the other Party in bringing, litigating and settling such claim, action or proceeding, including the provision or execution of any requested documentation. If either Party elects not to proceed with such claim, action or proceeding (“Non- Electing Party”), and the other Party elects to proceed with such claim, action or proceeding (“Electing Party”), then the Electing Party shall bear all costs and expenses, and shall receive all damages, recoveries and other amounts awarded. The Non-Electing Party shall reasonably assist and cooperate with the Electing Party, at the Electing Party’s expense, in bringing, litigating and settling such claim, action or proceeding, including the provision or execution of any requested documentation.

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8.3.4.         Infringement of Third Party Rights. If either Party learns of Third Party allegations that it or the other Party or any of its or the other Party’s Affiliates, Approved CRO or Approved Vendor, have infringed, misappropriated or otherwise violated, or are infringing, misappropriating or otherwise violating, any Intellectual Property Controlled by a Third Party in connection with the Phase I/II Clinical Trial or performing its obligations or duties hereunder, such Party will promptly notify the other Party. Each Party shall reasonably assist and cooperate with the other Party in defending against any such allegations and any related actions or litigation. Neither Party will enter into any settlement, stipulated judgment or other voluntary final disposition of any enforcement suit without the consent of the other Party if such settlement, stipulated judgment or other voluntary final disposition would require the other Party to be subject to an injunction, admit wrongdoing or make a monetary payment to a Third Party.

8.4.           Privacy and Data Protection. In conducting the Phase I/II Clinical Trial and with respect to any of its other obligations hereunder, each Party will comply with all Applicable Law relating to privacy or data protection applicable to data Controlled by such Party or shared with such Party by the other Party, including ensuring that all necessary (a) consents from Principal Investigators, Subjects and any others from whom Personally Identifiable Information will be received are obtained for the Phase I/II Clinical Trial and (b) regulatory notifications or registrations are filed.

9.     LICENSES.

9.1.           Mutual Development License. During the Term, each Party, on behalf of itself and its Affiliates, grants to the other Party and such other Party’s Affiliates a non-exclusive, royalty- free, irrevocable during the term of the Agreement (except as set forth in Section 12), worldwide license under all such Party’s Background IP, Confidential Information, other Intellectual Property Controlled by either Party necessary to perform such Party’s obligations under this Agreement, and Joint Intellectual Property created in connection with this Agreement solely to the extent necessary to conduct and carry out such other Party’s tasks and obligations contemplated by this Agreement.

9.2.           No Out Licensing. During the Term, each Party covenants not to grant any sublicenses to any Joint Intellectual Property; provided that either Party may grant licenses and permit sublicenses to Approved CROs and Approved Vendors exclusively within the scope of its license granted in Section 9.1.

9.3.           No Other Licenses or Rights. Except as expressly set forth herein, nothing in this Agreement grants, by implication, estoppel or otherwise, a Party any license or right to any of the other Party’s Intellectual Property or Confidential Information. For clarity, the delivery of any information or materials to a Party hereunder will not be construed to grant the other Party any rights or license to use of the other Party’s Intellectual Property or Confidential Information other than as necessary to comply with its obligations hereunder or as expressly set forth herein.

9.4.           Use of Names and Trademarks. Other than as explicitly provided herein, nothing contained in this Agreement will be construed as conferring any right to use in advertising, publicity or other promotional activities any name, trade name, trademark, service mark or other designation of a Party (including any contraction, abbreviation or simulation of any of the foregoing) without the prior written approval of such Party.

10.     INDEMNIFICATION AND INSURANCE.

10.1.        Indemnification by AgonOx. AgonOx agrees to defend, indemnify and hold harmless Phio, Phio’s Affiliates and their respective representatives from and against any and all losses, liabilities, damages, actions, suits, demands or claims brought by any third party (including amounts paid in settlement, reasonable costs of investigation and reasonable attorneys’ fees and disbursements) (collectively, “Claims”), arising out of or resulting from (a) the gross negligence, bad faith or intentional or willful misconduct of AgonOx or its Affiliates, representatives or permitted subcontractors, (b) any Subject injury claim related to DP TIL, and (c) breach of any of AgonOx’s representations, warranties, covenants or agreements contained herein.

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10.2.        Indemnification by Phio. Phio agrees to defend, indemnify and hold harmless AgonOx, AgonOx’s Affiliates and their respective representatives from and against any Claims, arising out of or resulting from (a) the gross negligence, bad faith or intentional or willful misconduct of Phio or its Affiliates, representatives or permitted subcontractors, (b) any Subject injury claim related to INTASYL PH-762 , and (c) breach of any of Phio’s representations, warranties, covenants or agreements contained herein.

10.3.        Indemnification Claims. Each indemnified Party agrees to give the indemnifying Party prompt written notice of any matter upon which such indemnified Party intends to base a claim for indemnification (an “Indemnity Claim”) under this Section 10, provided, however, that any delay in providing or failure to provide such notice shall not relieve the indemnifying Party of any of its obligations hereunder except to the extent that the indemnifying Party is materially prejudiced by such failure. The indemnifying Party shall have the right to participate jointly with the indemnified Party in the indemnified Party’s defense, settlement or other disposition of any Indemnity Claim. With respect to any Indemnity Claim relating solely to the payment of money damages which could not result in the indemnified Party’s becoming subject to injunctive or other equitable relief or otherwise adversely affect the business of the indemnified Party in any manner, and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the indemnified Party hereunder, the indemnifying Party shall have the sole right to defend, settle or otherwise dispose of such Indemnity Claim, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate; provided that the indemnifying Party shall provide reasonable evidence of its ability to pay any damages claimed and with respect to any such settlement shall have obtained the written release of the indemnified Party from the Indemnity Claim. The indemnifying Party shall obtain the written consent of the indemnified Party, which shall not be unreasonably withheld, prior to ceasing to defend, settling or otherwise disposing of any Indemnity Claim if as a result thereof the indemnified Party would become subject to injunctive or other equitable relief or the business of the indemnified Party would be adversely affected in any manner.

10.4.        Limitations of Liability. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW AND EXCEPT FOR (a) THE PARTIES’ INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT AND (b) BREACHES OF THE CONFIDENTIALITY OBLIGATIONS SET FORTH HEREIN, IN NO EVENT SHALL EITHER PARTY HAVE ANY DAMAGES OR LIABILITY TO THE OTHER PARTY, ANY OF THE OTHER PARTY’S AFFILIATES OR ANY THIRD PARTY ARISING OUT OF, RELATED TO OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF THE ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY OR OTHERWISE:

10.4.1.     FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LIABILITIES OF ANY KIND OR FOR LOSS OF REVENUE OR PROFITS OR LOSS OF BUSINESS; OR

10.4.2     . IN AN AGGREGATE AMOUNT IN EXCESS $one million dollars $1,000.000).

10.5.        AgonOx’s Maintenance of Insurance. Other than as set forth below in Section 10.7, AgonOx shall maintain at all times during the Term, and at its sole expense such policy or policies of insurance, including general liability and employers liability, as are necessary to cover all loss, destruction or damage for which AgonOx has assumed responsibility under the terms of this Agreement, and shall name Phio as an additional insured with respect to such insurance. AgonOx shall cause its insurance policies to provide a waiver of subrogation in favor of Phio. The policies should be with at least a Standard & Poor’s A+ rated providing limits of no less than $10,000,000.00 per occurrence. AgonOx shall promptly furnish upon request certificates of insurance to Phio evidencing that the insurance required by this paragraph is in full force and effect. The certificates of insurance required hereunder shall contain a clause which provides that there shall be no reduction, cancellation or expiration of, or other material change to the policy without at least thirty (30) days’ prior written notice to Phio.

10.6.         Phio’s Maintenance of Insurance. Phio shall maintain at all times during the Term, and at its sole expense such policy or policies of insurance, including general liability and employers liability, as are necessary to cover all loss, destruction or damage for which Phio has assumed responsibility under the terms of this Agreement, and shall name AgonOx as an additional insured with respect to such insurance. Phio shall cause its insurance policies to provide a waiver of subrogation in favor of AgonOx. The policies should be with at least a Standard & Poor’s A+ rated providing limits of no less than $10,000,000.00 per occurrence. Phio shall promptly furnish upon request certificates of insurance to AgonOx evidencing that the insurance required by this paragraph is in full force and effect. The certificates of insurance required hereunder shall contain a clause which provides that there shall be no reduction, cancellation or expiration of, or other material change to the policy without at least thirty (30) days’ prior written notice to AgonOx.

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10.7.         Clinical Trial Insurance. AgonOx shall obtain and shall maintain during the Term applicable clinical trial insurance, including coverage for Subject injury claims, as is necessary to cover all loss, destruction or damage resulting or occurring from or during the Phase I/II Clinical Trial, and shall name Phio as an additional insured with respect to such insurance. The cost of such insurance shall be deemed a Development Cost and included in the Budget. AgonOx shall cause its insurance policies to provide a waiver of subrogation in favor of Phio. The policy should be with at least a Standard & Poor’s A+ rated providing limits of no less than $10,000,000.00 per occurrence. AgonOx shall promptly furnish upon request certificate of insurance to Phio evidencing that the insurance required by this paragraph is in full force and effect. The certificates of insurance required hereunder shall contain a clause which provides that there shall be no reduction, cancellation or expiration of, or other material change to the policy without at least thirty (30) days’ prior written notice to Phio.

11.     REPRESENTATIONS, WARRANTIES AND COVENANTS.

11.1.        Representations and Warranties of Both Parties. Each Party represents and warrants to the other, as of the Effective Date, and covenants, as follows:

11.1.1.      It is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.

11.1.2.      The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and do not violate (a) such Party’s charter documents, bylaws, or other organizational documents, (b) in any material respect, any agreement, instrument, or contractual obligation to which such Party is bound, (c) any requirement of any Applicable Law, or (d) any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to such Party.

11.1.3.     This Agreement is a legal, valid, and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity).

11.1.4.     It is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement, or that would impede the diligent and complete fulfilment of its obligations hereunder.

11.1.5.     Neither it, nor any of its Affiliates, Approved CROs or Approved Vendors are debarred, excluded, disqualified or otherwise in violation under, or the subject of debarment, exclusion, disqualification or other violation proceedings by any Governmental Authority under, subsections 306(a) or (b) of the United States Federal Food Drug and Cosmetic Act (United States Generic Drug Enforcement Act of 1992; 21 USC 335a (a) or (b)), and that it has not and will not use in any capacity the services of any person that is debarred, excluded, disqualified or otherwise in violation under, or that is the subject of debarment, exclusion, disqualification or other violation proceedings by any Governmental Authority under, such law to conduct the Phase I/II Clinical Trial. Each Party further certifies that neither it, nor any of its Affiliates, Approved CROs or Approved Vendors in the United States, are excluded from any federal health care program, including medicare and medicaid. Each Party will notify the other Party immediately if either of these certifications needs to be amended in light of new information.

11.1.6.     It has not and will not, and will ensure that none of its Affiliates or Approved CROs, directly or indirectly offer or pay, or authorize such offer or payment, of any money or anything of value to improperly or corruptly seek to influence any Government Official or any other person in order to gain an improper business advantage in performing activities under this Agreement that would violate any applicable anti-corruption laws and laws for the prevention of fraud, racketeering, money laundering or terrorism.

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11.1.7.     Neither it nor any of its Affiliates performing under this Agreement shall commit tax evasion or undertake any activities which would facilitate or otherwise result in another Person committing tax evasion. During the Term, it (and any of its Affiliates performing under this Agreement) shall (a) maintain reasonable procedures designed to prevent any employees, agents or other persons who perform services for or on behalf of it or any of its Affiliates under this Agreement from undertaking any activities which would facilitate or otherwise result in another person committing tax evasion, (b) answer, in reasonable detail, any written or oral inquiry from the other Party related to its compliance with this Section 11.1.7, and (c) co-operate with the other Party, any Tax Authority and any other Governmental Authority, as applicable, in relation to any investigation relating to the matters referred to in this Section 11.1.7. Each Party shall promptly notify the other Party in writing in the event that such Party becomes aware of a breach by such Party of this Section 11.1.7. For purposes of this Section 11.1.7, references to ‘committing tax evasion’ shall include (i) fraudulently or dishonestly failing to pay any amount of Tax to the relevant Tax Authority within any applicable time limit for the payment of such Tax without incurring interest or penalties; and (ii) fraudulently or dishonestly claiming any relief, allowance, credit, deduction, exemption or set off in respect of any Tax (or relevant to the computation of any income, profits or gains for the purposes of any Tax), or any right to or actual repayment of or saving of Tax.

11.2.         Representations and Warranties of AgonOx. AgonOx represents and warrants to Phio, as of the Effective Date and at times during the conduct of the Phase I/II Clinical Trial, that AgonOx (a) shall have control and oversight over the conduct of the Phase I/II Clinical Trial and other Development Activities conducted at the Site, as set forth in the IST Agreement, (b) shall have unrestricted access to and control over any and all data (including source data) generated from such the Phase I/II Clinical Trial or otherwise collected from each Site for the Phase I/II Clinical Trial, in each case as set forth in the IST Agreement, and (c) Phio shall have the unrestricted right to access and exploit such data to the full extent contemplated by Section 8.1.5, and as set forth in the IST Agreement.

11.3.        DISCLAIMER OF REPRESENTATIONS AND WARRANTIES.

11.3.1.     EACH PARTY HEREBY AGREES AND UNDERSTANDS THAT BECAUSE THE CLINICAL TRIALS, INTASYL PH-762 , DP TIL, AND THE PRODUCT ARE EXPERIMENTAL IN NATURE, THE OUTCOME IS INHERENTLY UNCERTAIN AND UNPREDICTABLE. EXCEPT AS SET FORTH IN THIS AGREEMENT, EACH PARTY HEREBY AGREES AND UNDERSTANDS THAT THE OTHER PARTY MAKES NO REPRESENTATION, GUARANTEE OR WARRANTY, EXPRESS OR IMPLIED, REGARDING THE OUTCOME OF ANY CLINICAL RESEARCH ACTIVITIES, THE RESEARCH RESULTS OR THE PATENTABILITY, LEGAL PROTECTABILITY OR USEFULNESS OF ANY INTELLECTUAL PROPERTY ARISING FROM ANY CLINICAL RESEARCH ACTIVITIES.

11.3.2.     EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT (INCLUDING SECTION 11.1), NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY THAT THE USE OF ANY PHIO BACKGROUND INTELLECTUAL PROPERTY, PHIO INTELLECTUAL PROPERTY, AGONOX BACKGROUND INTELLECTUAL PROPERTY, AGONOX INTELLECTUAL PROPERTY, OR JOINT INTELLECTUAL PROPERTY WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT OF A THIRD PARTY OR REGARDING THE USE, RESULTS OR EFFICACY OF INTASYL PH-762 , DP TIL, OR PRODUCT.

12.     TERM AND TERMINATION.

12.1.         Term. This Agreement shall commence on the Effective Date and, unless terminated earlier pursuant to this Article 12, shall continue in force and effect until the end of the Development Term and all obligations of the Parties for the Phase I/II Clinical Trial have been completed; provided that Article 6 shall continue in force and effect until the expiration date of the last-to-expire patent Controlled by AgonOx at any time during the Development Term, including any Joint Patent, whether not or such patent is sold or otherwise transferred by AgonOx to any Third Party during the Term of this Agreement, that claims DP TIL or its use (the period from the Effective Date until this Agreement expires or is terminated in accordance with this Article, “Term”).

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12.2.         Termination.

12.2.1.     Termination for Material Breach. Either Party may terminate this Agreement immediately in the event of a material breach of this Agreement by the other Party (other than with respect to those specific material breaches identified in Section 12.2.2 and Section 12.2.3); provided that the breaching Party has received written notice from the non-breaching Party of such breach, specifying in reasonable detail the particulars of the alleged breach and such breach has not been cured within ninety (90) days following the date of the relevant notice (or such longer period, as may be mutually agreed by the Parties).

12.2.2.     AgonOx Additional Termination Rights. AgonOx may terminate this Agreement in the event of any of the following events by written notice to Phio effective immediately upon delivery of such written notice:

12.2.2.1.	Phio’s breach of its obligation to supply INTASYL PH-762 suitable (GLP or GMP) for use in the Phase I/II Clinical Trials in accordance with the delivery terms as set forth in Section 5.2.1, which breach directly results in:

i.	a delay of the first dosing of the first Subject enrolled in a Phase I/II Clinical Trial with Product in accordance with the Protocol for a period of longer than six (6) months based on the Timeline for such Phase I/II Clinical Trial (in which case the Timeline has not been adjusted by mutual agreement of the Parties); or

ii.	at any time following the first dosing of the first Subject enrolled in a Phase I/II Clinical Trial with Product to the final dosing of the Subjects for such Phase I/II Clinical Trial in accordance with the Protocol, a disruption of INTASYL PH-762 Manufacturing and an inability to continue to dose Subjects enrolled in such Phase I/II Clinical Trial with such Product in accordance with the Protocol; provided that, in each case, which delay in supply of INTASYL PH- 762 , results in an enrollment delay of longer than six (6) months, and cannot be resolved by the JSC (subject to dispute resolution procedures in accordance with Section 4.1.5.2 and Section 13.9, as applicable);

12.2.2.2.	Phio’s material breach of its obligation to pay the Development Costs accordance with the applicable payment terms thereof; provided that under 12.2.2.1 or 12.2.2.2, Phio has received written notice from AgonOx specifying in reasonable detail the particulars of such alleged breach, and such breach has not been cured within sixty (60) days following the date of the relevant notice (or such longer period, as may be mutually agreed by the Parties); provided, however, that AgonOx may not exercise a right to terminate this Agreement under this Section 12.2.2 if the alleged breach that is the basis for the exercise of the termination right under this Section 12.2.2 results solely or primarily from (a) a breach of this Agreement by AgonOx, or (b) the gross negligence or willful misconduct of AgonOx or any of its Affiliates.

12.2.3.      Phio Additional Termination Rights. Phio may terminate this Agreement in the event of any of the following events by written notice to AgonOx effective immediately upon delivery of such written notice:

12.2.3.1.	AgonOx’s breach of its obligation to supply DP TIL suitable (as required by the applicable Regulatory Authority) for use in the Phase I/II Clinical Trials in accordance with the delivery terms as set forth in Section 5.2.1, which breach directly results in:

i.	a delay of the first dosing of the first Subject enrolled in a Phase I/II Clinical Trial with Product in accordance with the Protocol for a period of longer than six (6) months based on the Timeline for such Phase I/II Clinical Trial (in which case the applicable Timelines have not been adjusted by mutual agreement of the Parties); or

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iii.	at any time following the first dosing of the first Subject enrolled in a Phase I/II Clinical Trial with Product to the final dosing of the Subjects for such Phase I/II Clinical Trial in accordance with the applicable Protocol, a disruption of Product Manufacturing and an inability to continue to dose Subjects enrolled in such Phase I/II Clinical Trial with such Product in accordance with the Protocol;

provided that, in each case, which delay in supply of DP TIL, results in a enrollment delay of longer than six (6) months, and cannot be resolved by the JSC (subject to dispute resolution procedures in accordance with Section 4.1.5.2 and Section 13.9, as applicable);

12.2.3.2.	AgonOx’s material breach of its obligation to pay the License Payments or DP TIL Payments in accordance with the applicable payment terms thereof;

provided that under any subsection of 12.2.3.1, AgonOx has received written notice from Phio specifying in reasonable detail the particulars of such alleged breach, and such breach has not been cured within sixty (60) days following the date of the relevant notice (or such longer period, as may be mutually agreed by the Parties); provided, however, that Phio may not exercise a right to terminate this Agreement under this Section 12.2.2 if the alleged breach that is the basis for the exercise of the termination right under this Section 12.2.2 results solely or primarily from (a) a breach of this Agreement by Phio or (b) the gross negligence or willful misconduct of Phio or any of its Affiliates.

12.2.3.3.	The failure of the Principal Investigator to enroll Subjects in the Phase I/II Clinical Trial at a rate at least equal to the Minimum Enrollment Rate, as set forth in Section 2.6.2.

12.2.4.     Termination for Bankruptcy. Either Party may terminate this Agreement upon written notice to the other Party if (a) such other Party makes an assignment for the benefit of creditors, or commences a case or proceeding under any bankruptcy, reorganization, insolvency, or similar laws, has a trustee or receiver or similar officer of any court appointed for such other Party or for a substantial part of the property of such other Party, or bankruptcy, reorganization, insolvency, or liquidation proceedings are instituted by or against such other Party without such proceedings being dismissed, in each of the foregoing cases for a period of at least sixty (60) days and (b) such other Party is no longer able to fulfil its obligations under this Agreement.

12.2.5.     Termination for Material Safety Concerns. Either Party may terminate this Agreement (in its entirety) by delivery of written notice to the other Party in the event that the JSC has determined that a Material Safety Concern exists as determined in accordance with Section 3.5.1.

12.3.         Effects of Termination.

12.3.1.     Termination for Material Breach. Any breach by either Party of their respective obligations under this Agreement (material or otherwise) shall not be subject to any liquidated damages or termination payment and the amount of any damages awarded to the other Party, if any, in connection with such breach shall be determined by the court or arbiter (as applicable) under the normal course, subject to the limitations on liability set forth in Section 10.4, provided that upon breach by Phio under Section 12.2.2.1 or 12.2.2.2, Phio shall pay all Development Costs owed to AgonOx as of the termination date. For clarity, Phio shall only be responsible for Development Costs incurred, as of the termination date, through performance of any AgonOx Development Activities, including customary and reasonable cancellation and similar charges that AgonOx is legally obligated to pay as of the termination date and that AgonOx reasonably incurred in contemplation of performing the AgonOx Development Activities.

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12.3.2.     Wind-Down or Transfer of a Phase I/II Clinical Trial. If this Agreement or a given Phase I/II Clinical Trial is terminated for any reason prior to the completion of the applicable Development Activities for the Phase I/II Clinical Trial, the Parties will meet and discuss the orderly wind-down of the affected Phase I/II Clinical Trial. Subject to the remainder of this Section 12.3.3, each Party shall be responsible for its own costs and expenses incurred in connection with any such wind-down of a Phase I/II Clinical Trial, except in the event of (a) a termination by AgonOx pursuant to Section 12.2.1 or Section 12.2.2, in which case, Phio shall reimburse AgonOx for any of its reasonable costs and expenses incurred in connection with such wind-down or (b) a termination by Phio pursuant to Section 12.2.1 or Section 12.2.3, in which case, AgonOx shall reimburse Phio for any of its reasonable costs and expenses incurred in connection with such wind-down. In the event that a Party desires that the other Party transfer data, information and supplies pertaining to the Phase I/II Clinical Trial to Phio or transfer such Phase I/II Clinical Trial and associated data, information, supplies and inventory (including the applicable Trial Database and the applicable Trial Master File) to such Party or such Third Party designated by such Party to continue to conduct such Phase I/II Clinical Trial, upon mutual agreement of the Parties, the Parties will cooperate to facilitate such transfer; provided that such Party shall be responsible for any of the other Party’s costs and expenses relating to such transfer. Phio and AgonOx agree to take all reasonable actions necessary to carry out any such wind-down or mutually-agreed upon transfer pursuant to this Section 12.3.3; provided, however, that if this Agreement is terminated pursuant to Section 12.2.5, then the Parties will promptly wind-down the Phase I/II Clinical Trial(s) in compliance with Applicable Law (including prompt notification of the relevant Regulatory Authorities) and neither Party shall recommence the affected Phase I/II Clinical Trial unless the Parties mutually agree to recommence such Phase I/II Clinical Trial.

12.3.3.     Non-Exclusive Remedy. Notwithstanding anything herein to the contrary, termination of this Agreement by a Party will be without prejudice to other remedies such Party may have at law or equity.

12.3.4.     Surviving Obligations. Expiration or earlier termination of this Agreement will not relieve either Party of any obligation accruing prior to or upon such expiration or earlier termination, including that neither Party will be relieved of any payment obligation that may have accrued prior to such expiration or earlier termination. Further, the following provisions of this Agreement, together with any other provisions that expressly specify that they survive, will survive expiration or earlier termination of this Agreement: Article 1 (to the extent necessary to interpret surviving provisions) and Article 13, and 2.7.2, 5.2.2.2, 6.2, 6.3, 6.6, 7.1, 7.2, 7.3, 7.4, 8.1, 8.2.4, 8.3, 10.1, 10.2, 10.3, 10.4, 12.1 (to the extent needed for survival of Article 6),and this Section 12.3.4.

13.     MISCELLANEOUS.

13.1.        Compliance with Applicable Law. Each Party will comply with all Applicable Law in the course of performing its obligations or exercising its rights pursuant to this Agreement. Neither Party will be required by this Agreement to take or omit to take any action in contravention of any Applicable Law, including any applicable national and international pharmaceutical industry codes of practices. Without limiting the foregoing, and notwithstanding any other provision of this Agreement, neither Party will be required to incur any expense in connection with any activity under this Agreement, that it reasonably believes, in good faith, may violate any Applicable Law (including any, applicable national and international pharmaceutical code of practice) or “corporate integrity” or similar agreement with any Governmental Authority to which it is a party.

13.2.        Relationship with Affiliates. Either Party will be permitted to use its Affiliates to perform its obligations and allow its Affiliates to exercise its rights hereunder; provided that any Affiliate so used will be subject to all terms and conditions applicable to such Party hereunder and such Party will remain responsible for any of its responsibilities that it has delegated to an Affiliate.

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13.3.        Notices. Any notice or other communication required or permitted to be given by either Party under this Agreement will be in writing and will be effective when delivered if delivered by email (with a confirmation copy to be sent by registered or certified mail, return receipt requested, postage prepaid), hand or via reputable courier service, or five (5) days after mailing if mailed by registered or certified mail, postage prepaid and return receipt requested, addressed to the other Party at the following addresses or such other address as may be designated by notice pursuant to this Section 13.3:

13.3.1.	If to Phio:

Phio Pharmaceuticals Corp. 257 Simarano Dr. Marlborough, MA 01752 Attention: Gerrit Dispersyn Email: gdispersyn@phiopharma.com Telephone: 508-929-3610

13.3.2.	If to AgonOx:

AgonOx, Inc. 4805 NE Glisan St. Portland, OR 97213 Attention: Ryan Montler Email: ryan.montler@agonox.com Telephone: 503-780-4901

13.4.        Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than an obligation to make payments) when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts, or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any governmental authority (except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement). The non-performing Party shall notify the other Party of such force majeure within thirty (30) days following such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use Commercially Reasonable Efforts to remedy its inability to perform.

13.5.        Use of Names. Neither Party will use the other Party’s nor any of its Affiliates’ names or trademarks (or any names of any of the other Party’s employees) in any promotional materials or advertising without the prior written consent of the other Party except as otherwise expressly permitted in this Agreement. For clarity, use the other Party’s names is allowed in the context of non-promotional materials, such as scientific papers or posters, or corporate presentations.

13.6.        Assignment. This Agreement may not be assigned, in whole or in part, by a Party without the prior written consent of the other, except that (a) a Party may assign or delegate its rights or obligations hereunder to any of its Affiliates, and (b) a Party may assign or delegate its rights or obligations hereunder to any Person succeeding to all or substantially all of the business or assets of such Party whether through purchase, merger, consolidation or otherwise. Subject to the foregoing sentence, this Agreement shall bind and inure to the benefit of the Parties hereto and their respective successors and assigns. AgonOx shall not assign or transfer to any Third Party any interest in any patent included in the AgonOx Background IP that claims DP TIL or its use unless such Third Party expressly assumes the obligations of AgonOx under Section 6.1.2 to make the DP TIL Payments pursuant to a written agreement under which Phio is expressly stated to be a third party beneficiary, a copy of which agreement AgonOx shall provide to Phio promptly after such transfer. For clarity, AgonOx may redact any Third Party confidential information unrelated to the Third Party’s obligations under Section 6.1.2 of this Agreement from the agreement with the Third Party prior to providing it to Phio.

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13.7.        Further Assurances. The Parties will execute such further reasonable documents and perform such further reasonable acts as may be necessary to comply with or more fully effectuate the terms of this Agreement.

13.8.        Governing Law, Jurisdiction and Venue. The construction and validity of this Agreement and the provisions hereof, and the rights and obligations of the Parties hereunder, will be governed by the laws of the State of Delaware without regard to its conflict of laws principles.

13.9.        Dispute Resolution. Any dispute, controversy or claim arising under, out of or in connection with this Agreement (including any subsequent amendment) or the matters contemplated hereunder, including any dispute, controversy or claim with respect to the validity, enforceability, construction, performance or breach hereof (a “Dispute”), shall be resolved by the Parties as follows:

13.9.1.     Initial Dispute Resolution. No Dispute under this Agreement will be referred to arbitration proceedings under Section 13.9.2 below until the following procedures in this Section 13.9.1 have been satisfied. The authorized representative of each Party will meet as soon as practicable as reasonably requested by either Party, and in no event later than ten (10) Business Days following such a request, to attempt to resolve such Dispute as promptly as possible. In the event that a Dispute is not resolved by the authorized representatives within fifteen (15) days of the first meeting of the authorized representatives with respect to such Dispute, then either Party may at any time thereafter provide the other Party notice of its decision to commence arbitration proceedings in accordance with the procedures set forth under Sections 13.9.2 through 13.9.3.

13.9.2.     General Arbitration. Subject to Sections 13.9.3, 13.9.4 and 13.9.5 below, with respect to any Dispute for which either Party has elected to commence arbitration proceedings in accordance with Section 13.9.1, such Dispute shall be submitted to the American Arbitration Association (“AAA”), with the arbitration proceedings to be conducted in New York, NY by a single arbitrator. In such arbitration, the arbitrator will select an independent expert with significant experience relating to the subject matter of such dispute to advise the arbitrator with respect to the subject matter of the dispute. If the Parties are unable to agree on an arbitrator within (5) days following the receipt of notice to arbitrate by a Party, the Parties will petition AAA to make the appointment of such arbitrator.

13.9.3.     Arbitration Logistics; Costs. The Parties agree that the decision of the arbitrator will be the sole, exclusive and binding remedy between them regarding any Dispute presented to the arbitrator, and such decision may be entered in a court of competent jurisdiction for judicial notice and enforcement. The arbitration proceedings and the decision of the arbitrator will be deemed Confidential Information of both Parties under Article 7 above. Unless otherwise mutually agreed upon by the Parties, the arbitration proceedings will be conducted in New York, NY. The Parties agree that they will share equally the cost of the arbitration filing and hearing fees, the cost of the independent expert retained by the arbitrator and the cost of the arbitrator and administrative fees of ICC. Each Party will bear its own costs and attorneys’ and witnesses’ fees and associated costs and expenses.

13.9.4.     Timetable for Completion. Unless otherwise agreed to by the Parties in writing, in any arbitration under this Section 13.9, the Parties and the arbitrator will use all reasonable efforts to resolve such Dispute within sixty (60) days following the selection of the arbitrator, or as soon thereafter as is reasonably practicable.

13.9.5.     Provisional Remedies. Nothing in this Agreement will limit the right of either Party to seek to obtain in any court of competent jurisdiction any equitable or interim relief or provisional remedy, including injunctive relief. Seeking or obtaining such equitable or interim relief or provisional remedy in a court will not be deemed a waiver of this Agreement to arbitrate. For clarity, any such equitable remedies will be cumulative and not exclusive and are in addition to any other remedies that either Party may have under this Agreement or Applicable Law (except as otherwise limited by Section 10.4).

13.9.6.     Continued Performance. For the avoidance of doubt, during the pendency of any Dispute subject to resolution in accordance with this Section 13.9, the Parties shall continue to perform in good faith their respective obligations under and in accordance with this Agreement until such Dispute is resolved in accordance with this Section 13.9.

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13.10.       Stand Still. From the Effective Date through the Development Term:

13.10.1.  Phio will not collaborate with other companies on the clinical development and commercialization of TILs utilizing knock-down of PD-1 by PH-762 to enhance the therapeutic activity of said TILs. For the avoidance of doubt, Phio may collaborate with 3rd parties for use of INTASYL compounds and other targets utilizing Phio’s self-delivering RNAi therapeutic platform in areas outside of therapeutic enhancement, for example the optimization of manufacturing process for TILs and other cell-based products.

13.10.2.  AgonOx will not collaborate with other companies on the clinical development and commercialization of TILs utilizing knock-down of PD-1 through genetic engineering or gene silencing to enhance the therapeutic activity of said TILs. For the avoidance of doubt, AgonOx may collaborate with 3rd parties for knock-down or knock-out of PD-1 expression or any other target through genetic engineering in areas outside of therapeutic enhancement, for example the optimization of manufacturing process for TILs and other cell-based products.

13.10.3.  To the extent that AgonOx conducts other clinical trials at the Site(s) or with the Principal Investigator, AgonOx shall use reasonable efforts to (i) avoid enrolling patients that compete with enrollment of Subjects in the Phase I/II Clinical Trial, and (ii) avoid engaging in other activities related to other clinical trials at the Site(s) or with the Principal Investigator that would interfere with the Timeline for Phase I/II Clinical Trial.

13.11.       Cumulative Remedies. Unless expressly set forth in this Agreement, all rights and remedies of the Parties, including all rights to payment, rights of termination, rights to injunctive relief, and other rights provided under this Agreement, will be cumulative and in addition to all other remedies provided for in this Agreement, in law, and in equity.

13.12.       Relationship of the Parties.

13.12.1.  Independent Contractors. Nothing contained herein will be deemed to create a partnership, joint venture, or similar relationship between the Parties. Neither Party is the agent, employee, joint venturer, partner, franchisee, or representative of the other Party. Each Party specifically acknowledges that it does not have the authority to, and will not, incur any obligations or responsibilities on behalf of the other Party. Notwithstanding anything to the contrary in this Agreement, each Party (and its officers, directors, agents, employees, and members) will not hold themselves out as employees, agents, representatives, or franchisees of the other Party or enter into any agreements on such Party’s behalf.

13.12.2.  Direction. Except as set forth herein, neither Party will be subject to the supervisory direction of the other Party in regard to the conduct of the Clinical Trials.

13.13.       No Third Party Beneficiaries. Except as set forth in Sections 10.1 and 10.2, this Agreement and the provisions herein are for the benefit of the Parties only, and are not intended to confer any rights or benefits to any Third Party.

13.14.       Rights Reserved. No license or any other right is granted to either Party, by implication or otherwise, except as specifically set forth in this Agreement.

13.15.       Amendments; No Waiver. Unless otherwise specified herein, no amendment, supplement, or modification of this Agreement will be binding on either Party unless it is in writing and signed by both Parties. No delay or failure on the part of a Party in the exercise of any right under this Agreement or available at law or equity will be construed as a waiver of such right, nor will any single or partial exercise thereof preclude any other exercise thereof. All waivers must be in writing and signed by the Party against whom the waiver is to be effective. Any such waiver will constitute a waiver only with respect to the specific matter described in such writing and will in no way impair the rights of the Party granting such waiver in any other respect or at any other time.

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13.16.      Severability. If any provision (or portion thereof) of this Agreement is determined by a court or arbitration to be unenforceable as drafted by virtue of the scope, duration, extent, or character of any obligation contained herein, it is the Parties’ intention that such provision (or portion thereof) will be construed in a manner designed to effectuate the purposes of such provision to the maximum extent enforceable under such Applicable Law. The Parties will enter into whatever amendment to this Agreement as may be necessary to effectuate such purposes.

13.17.       Entire Agreement. This Agreement, including all Schedules thereto, contain the entire understanding of the Parties and their Affiliates and supersede, revoke, terminate, and cancel any and all other arrangements, understandings, agreements, term sheets, or representations and warranties, whether oral or written, between the Parties relating to the subject matter of this Agreement.

13.18.       Counterparts. This Agreement will be executed in two (2) counterparts, one (1) for either Party, which, taken together, will constitute one and the same agreement. A facsimile or a portable document format (PDF) copy of this Agreement, including the signature pages, will be deemed an original. This Agreement will not be binding on the Parties or otherwise effective unless and until executed by both Parties.

13.19.       Construction. This Agreement has been negotiated by the Parties and their respective counsel. This Agreement will not be construed in favor of or against either Party by reason of the authorship of any provisions hereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

PHIO PHARMACEUTICALS CORP.

/s/ Gerrit Dispersyn
Gerrit Dispersyn
President & CEO

AGONOX, INC.

/s/ Andy Weinberg
Andy Weinberg
President & CSO

Signature Page to Clinical Co-Development Agreement

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